UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PEGASYSTEMS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We cordially invite you to attend our 2020 Annual Meeting of Stockholders on Tuesday, June 23, 2020 at One Rogers Street, Cambridge, Massachusetts. The Annual Meeting will commence at 10:00 am., Eastern Daylight Time. We are continuing to monitor the impact of COVID-19. Given that the Annual Meeting is not until the end of June, we currently intend to hold an in-person meeting. However, we will reassess that as the date of the Annual Meeting approaches. If we change to a virtual meeting, we will issue a press release advising of this change.

At the Annual Meeting, you are being asked to consider and vote on the following matters: to elect to our Board of Directors the eight nominees named in the proxy statement, each for a term of one year; to approve, by a non-binding advisory vote, the compensation of our named executive officers; to approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan; to consider, if properly presented at the meeting, a stockholder proposal regarding simple majority voting; and to ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Please vote your shares by submitting your proxy in the manner described in the proxy statement so that your shares can be voted at the Annual Meeting in accordance with your instructions. Even if you plan to attend the Annual Meeting, we urge you to vote your shares prior to the meeting. You can revoke your proxy at any time before the Annual Meeting, or vote your shares personally if you attend the Annual Meeting.

We thank you for your continued support of Pega.

Sincerely,

Alan Trefler
Chairman and Chief Executive Officer
May 8, 2020

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 23, 2020

To our Stockholders:

The 2020 Annual Meeting of Stockholders of Pegasystems Inc. will be held at One Rogers Street, Cambridge, Massachusetts, on Tuesday, June 23, 2020 beginning at 10:00 am, Eastern Daylight Time. We are continuing to monitor the impact of COVID-19. Given that the Annual Meeting is not until the end of June, we currently intend to hold an in-person meeting. However, we will reassess that as the date of the Annual Meeting approaches. If we change to a virtual meeting, we will issue a press release advising of this change.

At the meeting, stockholders will consider and vote on the following matters:

1.	To elect to our Board of Directors the eight nominees named in the proxy statement, each for a one-year term.

2.	To approve, by a non-binding advisory vote, the compensation of our named executive officers.

3.	To approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan.

4.	To consider, if properly presented at the meeting, a stockholder proposal regarding simple majority voting.

5.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Stockholders of record at the close of business on April 17, 2020 are entitled to vote at the meeting. Whether you plan to attend the meeting or not, please vote your shares by submitting your proxy, over the Internet or by telephone or by completing, signing, dating, and returning a proxy card, each in the manner described in the proxy statement. For specific instructions on how to vote your shares, please refer to the “Information About the Annual Meeting and Voting” section of the attached proxy statement. Your prompt response is requested to ensure your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the attached proxy statement.

By Order of the Board of Directors,

Matthew J. Cushing
Vice President, Chief Commercial Officer, General Counsel, and Secretary
Cambridge, Massachusetts
May 8, 2020

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

PROXY SUMMARY AND FINANCIAL HIGHLIGHTS

The proxy summary and financial highlights information contained in this proxy statement describes the results achieved by Pegasystems Inc. for its stockholders in 2019 and recent fiscal years. As it is a summary, it does not contain all the information you should consider. Therefore, you should read this proxy statement in its entirety before voting. Additionally, for more information on financial and operational matters, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including our “Financial Statements and Supplementary Data”, “Risk Factors”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which further qualifies the information provided here.

2020 Annual Meeting of Stockholders

Date/Time: Tuesday, June 23, 2020, 10:00 am. Eastern Daylight Time

Place: Pegasystems Inc., One Rogers Street, Cambridge, Massachusetts 02142

Record Date: April 17, 2020

Proposals and Board Recommendations

	Board Vote Recommendation	Page Number
Proposal 1: To elect to our Board of Directors the eight nominees named in this proxy statement, each for a term of one year	FOR each director nominee	15
Proposal 2: To approve, by a non-binding advisory vote, the compensation of our named executive officers	FOR	27
Proposal 3: To approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan	FOR	47
Proposal 4: To consider, if properly presented at the meeting, a stockholder proposal regarding simple majority voting	AGAINST	54
Proposal 5: To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	FOR	57

Compensation Discussion and Analysis Highlights

Our executive compensation is designed to reward performance by our executives and to align the interests of our executives with our stockholders.

For 2019, our executive compensation program included the following elements of fixed and variable compensation:

Element	Objective	Fixed/Variable
Base Salary	Attract and retain highly qualified leaders with market-competitive compensation structure.	Fixed

Bonus — Corporate Incentive Compensation Plan (CICP)	Link pay with our performance. Reward achievement of our financial and strategic goals.	Variable

Additional Individual Incentive Compensation	Link pay with individual, business unit and/or corporate performance. Reward achievement of specific goals.	Variable

Equity Awards (Stock Options and Restricted Stock Units)	Link pay with our long-term performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable

Other Perquisites	Retain talent by providing financial protection and security.	Fixed

2019 Financial Highlights

We develop, market, license, host, and support enterprise software applications that help organizations transform the way they engage with their customers and process work across their enterprise. We also license our low-code Pega Platform™ for rapid application development to clients that wish to build and extend their business applications. Our cloud-architected portfolio of customer engagement and digital process automation applications leverages artificial intelligence (“AI”), case management, and robotic automation technology, built on our unified low-code Pega Platform, empowering businesses to quickly design, extend, and scale their enterprise applications to meet strategic business needs.

Our target clients are Global 3000 organizations and government agencies that require applications to differentiate themselves in the markets they serve. Our applications achieve and facilitate differentiation by increasing business agility, driving growth, improving productivity, attracting and retaining customers, and reducing risk. We deliver applications tailored to our clients’ specific industry needs.

Performance Metrics

We utilize several performance metrics in analyzing and assessing our overall performance, making operating decisions, and forecasting and planning for future periods.

Annual Contract Value (“ACV”) (1)

The change in ACV measures the growth and predictability of future cash flows from committed Pega Cloud and Client Cloud arrangements as of the end of the particular reporting period.

(1)	Total ACV, as of a given date, is the sum of the following two components:

•

Client Cloud: the sum of (1) the annual value of each term license contract in effect on such date, which is equal to its total license value divided by the total number of years and (2) maintenance revenue reported for the quarter ended on such date, multiplied by four. We do not provide hosting services for Client Cloud arrangements.

•	Pega Cloud: the sum of the annual value of each cloud contract in effect on such date, which is equal to its total value divided by the total number of years.

•

As foreign currency exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of ACV growth rates on a constant currency basis enhances the understanding of our results and evaluation of our performance in comparison to prior periods.

Remaining performance obligations (“Backlog”)

Expected future revenue on existing contracts:

	December 31, 2019
(Dollars in thousands)	Perpetual license	Term license	Maintenance	Cloud	Consulting	Total
1 year or less	$2,305	$97,826	$206,882	$165,571	$20,798	$493,382	58%
1-2 years	2,179	12,014	30,291	128,109	1,439	174,032	21%
2-3 years	—	3,132	17,844	84,788	132	105,896	13%
Greater than 3 years	—	3,861	13,277	43,702	1,993	62,833	8%

	$4,484	$116,833	$268,294	$422,170	$24,362	$836,143	100%

Change in Backlog Since December 31, 2018
	$(14,185)	$32,453	$60,380	$123,353	$3,169	$205,170
	(76)%	38%	29%	41%	15%	33%

	December 31, 2018
(Dollars in thousands)	Perpetual license	Term license	Maintenance	Cloud	Consulting	Total
1 year or less	$14,665	$72,378	$192,274	$103,354	$17,235	$399,906	63%
1-2 years	2,343	10,355	10,436	80,214	2,810	106,158	17%
2-3 years	1,661	1,414	3,644	61,906	940	69,565	11%
Greater than 3 years	—	233	1,560	53,343	208	55,344	9%

	$18,669	$84,380	$207,914	$298,817	$21,193	$630,973	100%

Stock performance graph and cumulative total stockholder return (1) (2)

The following performance graph represents a comparison of the cumulative total stockholder return, assuming the reinvestment of dividends, for a $100 investment on December 31, 2014 in our common stock, the Total Return Index for the NASDAQ Composite, a broad market index, and the Standard & Poor’s (“S&P”) North American Technology Sector — Software Index™ (“S&P NA Tech Software”), a published industry index.

Comparison of 5 Year Cumulative Total Return

	December 31, 2019
	2014	2015	2016	2017	2018	2019
Pegasystems Inc.	$100.00	$133.06	$174.92	$229.64	$233.45	$389.43
NASDAQ Composite	$100.00	$106.96	$116.45	$150.96	$146.67	$200.49
S&P NA Tech Software	$100.00	$112.49	$119.47	$170.61	$192.18	$258.65

(1)	The lines of the graph merely connect measurement dates and do not reflect fluctuations between those dates.
(2)

We paid total dividends of $0.12 per share during 2019, 2018, 2017, 2016, and 2015 and $0.09 per share in 2014. The dividends paid per share have been adjusted for the two-for-one common stock split effected in the form of a common stock dividend on April 1, 2014.

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on June 23, 2020

This proxy statement contains information about the 2020 Annual Meeting of Stockholders of Pegasystems Inc. The Annual Meeting will be held on Tuesday, June 23, 2020, beginning at 10:00 am, Eastern Daylight Time, at One Rogers Street, Cambridge, Massachusetts. We are continuing to monitor the impact of COVID-19. Given that the Annual Meeting is not until the end of June, we currently intend to hold an in-person meeting. However, we will reassess that as the date of the Annual Meeting approaches. If we change to a virtual meeting, we will issue a press release advising of this change. Unless the context otherwise requires, references in this proxy statement to “Pegasystems,” the “Company,” “we,” “us,” or “our” refer to Pegasystems Inc.

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy you submit for the meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may change your vote and revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect. We first provided access to our proxy materials over the Internet at www.envisionreports.com/PEGA on or about May 8, 2020.

Pursuant to Rule 14a-16 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or Annual Report, as filed with the Securities and Exchange Commission, or SEC, is being made available to stockholders on our website, www.pega.com, and at the following URL: www.envisionreports.com/PEGA.

You may obtain a copy of our Annual Report without charge upon written request to:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Secretary

The Annual Report does not constitute any part of this proxy statement. Certain documents referenced in this proxy statement are available on our website at www.pega.com. Information contained on our website is not included as part of, nor incorporated by reference into, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 23, 2020.

This proxy statement and our Annual Report are available for viewing, printing, and downloading at

www.envisionreports.com/PEGA.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	To elect to our Board of Directors the eight nominees named in this proxy statement, each for a one-year term.

2.

To approve, by a non-binding advisory vote, the compensation of our named executive officers, also referred to as Say on Pay, as described in the “Compensation Discussion and Analysis” section and elsewhere in this proxy statement.

3.	To approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan (the “Plan”).

4.	To consider, if properly presented at the meeting, a stockholder proposal regarding simple majority voting.

5.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

How does the Board of Directors recommend that I vote on the Proposals?

The Board of Directors recommends that you vote:

•	FOR the election to our Board of Directors of each of the eight nominees named in this proxy statement, each to hold office for a term of one year (Proposal 1);

•

FOR the approval, by a non-binding advisory vote, of the compensation of our named executive officers, also referred to as Say on Pay, as described in the “Compensation Discussion and Analysis” section and elsewhere in this proxy statement (Proposal 2);

•	FOR the approval of the Plan (Proposal 3);

•	AGAINST the stockholder proposal regarding simple majority voting (Proposal 4); and

•

FOR the ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 5).

Who can vote?

To be able to vote, you must have been a Pegasystems stockholder of record at the close of business on April 17, 2020. This date is the Record Date for the Annual Meeting. On the Record Date, there were 80,090,667 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

Each share of our common stock that you owned on the Record Date entitles you to one vote on each matter that is before the stockholders at the Annual Meeting.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Also, please take a moment to read the instructions below.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to comply with the SEC rules that direct companies to distribute their proxy materials over the Internet, as we have done in past years. As a result, we have sent our stockholders and beneficial owners a Notice of Internet Availability of Proxy Materials, or the Availability Notice, instead of paper copies of this proxy statement, our proxy card, and our Annual Report. Detailed instructions on how to access these materials over the Internet may be found in the Availability Notice. This proxy statement and our Annual Report are available for viewing, printing, and downloading at www.envisionreports.com/PEGA.

I prefer to read my proxy materials on paper. How do I get paper copies?

The Availability Notice contains instructions on how to request paper copies by phone, email, or the Internet. You will be sent the materials by first class mail within three business days of your request, at no cost to you. If you receive your proxy materials by mail, you may vote your shares by completing, signing, and dating the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise. Please note, however, that the online proxy materials will also be in a format suitable for printing on your own printer.

How can I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote over the Internet or by telephone or mail, or you may vote in person at the Annual Meeting. If your shares are held in “street name” by a bank or brokerage firm, please see the first sentence of the “Can I vote if my shares are held in ‘street name’?” section below for instructions regarding how to vote your shares.

Voting by Internet. You may vote your proxy over the Internet by following the instructions provided in the Availability Notice and on the proxy card.

Voting by telephone. You may vote your proxy over the telephone by following the instructions provided in the Availability Notice and on the proxy card.

Voting by mail. You may vote your proxy by printing, completing, signing, and dating the proxy card that accompanies this proxy statement and promptly mailing it in accordance with the instructions provided on the proxy card. The shares you own will be voted according to the instructions on the proxy card you submit. If you return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR the director nominees, and FOR Proposals 2, 3 and 5. The Board of Directors recommends that you vote AGAINST Proposal 4.

Voting at the Annual Meeting. If you attend the Annual Meeting, you may vote by delivering your completed proxy in person or by completing a ballot. Ballots will be available at the Annual Meeting.

Can I vote my shares by filling out and returning the Availability Notice?

No. The Availability Notice contains instructions on how to vote over the Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Under the applicable rules of the NASDAQ Global Select Market, or Nasdaq, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 5) is considered to be a “discretionary” item under Nasdaq rules, and your bank or brokerage firm will be able to vote on this item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors

(Proposal 1), the advisory vote on executive compensation (Proposal 2), the approval of the Plan (Proposal 3), and the stockholder proposal regarding simple majority voting (Proposal 4) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker is not permitted to vote with respect to these proposals, and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in “street name,” you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the Annual Meeting on June 23, 2020. To be able to vote your shares held in “street name” in person at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

Can I change my vote after I have submitted my proxy?

Yes. You can change your vote and revoke your proxy at any time before the polls close for the Annual Meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our Secretary a written notice before or at the Annual Meeting that you want to revoke your proxy;

•	voting over the Internet or telephone by following the instructions provided in the Availability Notice and on the proxy card by 1:00 a.m., Eastern Daylight Time, on June 23, 2020; or

•	voting in person at the Annual Meeting.

Your attendance at the Annual Meeting alone, without also voting, will not revoke your proxy.

How will I learn if the Annual Meeting is changed to a virtual meeting?

Given that the Annual Meeting is not until the end of June, we currently intend to hold an in-person meeting. However, we will reassess that as the date of the Annual Meeting approaches. If we change to a virtual meeting, we will issue a press release advising of this change. In the event we do change to a virtual meeting, stockholders participating in the virtual meeting are considered to be attending the meeting “in person”.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting with respect to a particular matter, a quorum must be present in person or represented by valid proxies for that particular matter. For each of the proposals described in this proxy statement, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 17, 2020, the Record Date, which is approximately 40,045,334 shares of our common stock.

Shares of common stock represented in person or by proxy, including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon, will be counted for the purpose of determining whether a quorum exists. A share once represented for any purpose at the Annual Meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless (1) the stockholder attends solely to object to lack of notice, defective notice, or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new Record Date is set for that adjourned meeting.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Proposal 1: Election of Directors. Under our Amended and Restated Bylaws, with respect to each of the eight nominees for director, the number of votes cast at the Annual Meeting in favor of such nominee must represent a majority of the votes entitled to be cast in an election of directors by all issued and outstanding shares of common stock on the Record Date. This means that if any nominee is one of the eight nominees receiving the highest number of votes cast at the Annual Meeting, but the number of votes cast for such nominee does not represent a majority of the votes entitled to be cast in an election of directors by all issued and outstanding shares, such nominee will not be elected as a director. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker is not permitted to vote your shares with respect to the election of directors.

Proposal 2: Advisory Vote on Executive Compensation. Our Board of Directors is seeking a non-binding advisory vote to approve the compensation of our named executive officers. Under our Amended and Restated Bylaws, approval for such non-binding resolution requires that the votes cast in favor exceed the votes cast in opposition. While this vote is non-binding and advisory in nature, our Board of Directors and Compensation Committee will consider the outcome of the vote when determining executive compensation arrangements. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker is not permitted to vote your shares with respect to this proposal.

Proposal 3: Approval of the Plan. Under our Amended and Restated Bylaws, approval of the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan requires that the votes cast in favor exceed the votes cast in opposition. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Proposal 4: Stockholder Proposal Regarding Simple Majority Voting. A stockholder requests that the stockholders of the Company advise the Board to take the necessary steps so that each voting requirement in our Charter and Amended and Restated Bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws to take effect within four years. Under our Amended and Restated Bylaws, the advisory proposal would be passed with the approval of a majority of the shares entitled to be cast. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Proposal 5: Ratification of the Independent Registered Public Accounting Firm. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 will be approved if the votes cast in favor exceed the votes cast in opposition. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted in person, by mail, over the Internet, by telephone, or on a ballot voted in person at the Annual Meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) indicate that the stockholder abstains from voting on a particular matter or (2) are broker non-votes. Banks and brokers that do not receive instructions with respect to Proposals 1, 2, 3 and 4 will not be allowed to vote these shares, which will then be counted as “broker non-votes” instead of votes “for” or “against.”

Abstentions and broker non-votes will have no effect on the outcome of voting with respect to Proposal 2 (Advisory Vote on Executive Compensation), Proposal 3 (Approval of the Plan) and Proposal 5 (Ratification of

the Independent Registered Public Accounting Firm), because these proposals will be approved if the votes cast at the Annual Meeting in favor of the proposal exceed the votes cast at the Annual Meeting opposing the proposal. Abstentions and broker non-votes, however, will have the effect of negative votes with respect to Proposal 1 (Election of Directors) and Proposal 4 (Stockholder Proposal Regarding Simple Majority Voting), because, as described above, each of these proposals require the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast at the Annual Meeting by all issued and outstanding shares of common stock on the Record Date.

Who will count the votes?

The votes will be counted, tabulated, and certified by our transfer agent and registrar, Computershare. Matthew J. Cushing, our Vice President, Chief Commercial Officer, General Counsel, and Secretary, will serve as the inspector of elections at the Annual Meeting.

Will my vote be kept confidential?

Yes. Your vote will be kept confidential and we will not disclose your vote unless (1) we are required to do so by law, including in connection with the pursuit or defense of a legal or administrative action or proceeding, or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure of your identity on your proxy card.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

No. Under the laws of Massachusetts, where we are incorporated, an item may not be brought before our stockholders at a stockholder meeting unless it appears in the notice of the meeting. Our Amended and Restated Bylaws establish the process for a stockholder to bring a matter before a meeting. See the “How and when may I submit a stockholder proposal for the 2021 Annual Meeting?” section below.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting.

How and when may I submit a stockholder proposal for the 2021 Annual Meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2021 Annual Meeting, you need to follow the procedures outlined in Rule 14a-8 under the Exchange Act and in our Amended and Restated Bylaws. To be eligible for inclusion, we must receive your stockholder proposal intended for inclusion in the proxy statement for the 2021 Annual Meeting of Stockholders at our principal corporate offices in Cambridge, Massachusetts as set forth below no later than January 1, 2021.

In addition, our Amended and Restated Bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 120 days or more than 150 days before the first anniversary of the date on which our proxy statement was released to stockholders in connection with the prior year’s meeting. However, if the date of our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the prior year’s meeting (or no proxy statement was delivered to stockholders in connection with the prior year’s meeting), then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting and (2) the 10th day following the day on which public notice of the meeting date is first made. Assuming that the 2021 Annual Meeting is held between May 24, 2021 and July 23, 2021, you would need to give us appropriate notice at the address noted below no earlier than December 2, 2020 and no later than January 1, 2021. Notwithstanding the foregoing, the postponement or adjournment of any annual meeting for which notice has been provided to stockholders shall not commence a new time period for giving the stockholders’ notice. If a stockholder does not provide timely notice of a nomination or other matter to be presented at the 2021 Annual Meeting, under Massachusetts law, it may not be brought before our stockholders at a meeting.

Our Amended and Restated Bylaws also specify requirements relating to the content of the notice that stockholders must provide to the Secretary for any matter, including a stockholder proposal or nomination for director, to be properly presented at a stockholder meeting. A copy of the full text of our Amended and Restated Bylaws is on file with the SEC.

Any proposals or notices should be sent to:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary

Who will bear the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock they hold in such stockholders’ names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report is available in the “Investors” section of our website at www.pega.com, as well as at the following URL: www.envisionreports.com/PEGA. If you would like a paper copy of our Annual Report on Form 10-K, we will send it to you without charge.

Please contact:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary

Telephone: (617) 374-9600

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact Matthew J. Cushing, Vice President, Chief Commercial Officer, General Counsel, and Secretary of Pegasystems Inc. at the address or telephone number listed above.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the address or telephone number listed above.

If you want to receive separate copies of the proxy statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, which, except as otherwise noted below, is as of January 31, 2020, with respect to the beneficial ownership of our common stock by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all our executive officers and directors as a group.

Unless otherwise indicated, the address of each person listed below is c/o Pegasystems Inc., One Rogers Street, Cambridge, MA 02142.

	NUMBER OF SHARES OWNED	SHARES ACQUIRABLE WITHIN 60 DAYS (1)	TOTAL SHARES BENEFICIALLY OWNED (2)	PERCENTAGE OF SHARES BENEFICIALLY OWNED (3)
5% Stockholders
Alan Trefler (4)	39,869,068	34,387	39,903,455	50.11%
Directors
Alan Trefler	†	†	†	†
Peter Gyenes	33,447	4,963	38,410	*
Ronald Hovsepian	2,719	4,963	7,682	*
Richard Jones (5)	697,313	4,963	702,276	*
Christopher Lafond	1,734	4,963	6,697	*
Dianne Ledingham	9,100	4,963	14,063	*
James O’Halloran (6)	124,588	4,963	129,551	*
Sharon Rowlands	15,159	4,963	20,122	*
Larry Weber	3,590	4,963	8,553	*
Named Executive Officers
Alan Trefler	†	†	†	†
Douglas Kra	36,227	127,621	163,848	*
Michael Pyle	4,222	95,536	99,758	*
Kenneth Stillwell	4,471	25,387	29,858	*
Leon Trefler	8,730	175,459	184,189	*
All executive officers and directors as a group (7)	40,810,368	511,604	41,321,972	51.89%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
†	See 5% Stockholders above.
(1)

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has sole or shared voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options or vesting of restricted stock units (“RSUs”). Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and RSUs that vest within 60 days after January 31, 2020.

(2)

To our knowledge, unless otherwise indicated, all the persons listed in the table above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(3)

The percent ownership is calculated by dividing each person’s total number of shares beneficially owned by the sum of 79,636,779 shares, which was the number of shares of our common stock outstanding on January 31, 2020, plus any shares that such person has the right to acquire within 60 days of January 31, 2020, including upon the exercise of stock options or the vesting of RSUs.

(4)

As reported in the Schedule 13G, Amendment #19, filed with the SEC on February 13, 2020 by Mr. Trefler. Includes 67,000 shares of common stock held by the Trefler Foundation, of which Mr. Trefler is a trustee. Mr. Trefler has shared voting and dispositive control over such shares, but has no pecuniary interest with respect to such shares. Includes 998,800 shares of common stock pledged or held in margin securities accounts maintained at brokerage firms.

(5)

Includes 57,590 shares held by the Jones Family Foundation for which Mr. Jones has voting and dispositive power over such shares, but has no pecuniary interest with respect to such shares. Includes 479,169 shares held by the Richard D. Jones Revocable Trust for which Mr. Jones has sole voting and investment power over such shares. Includes 145,010 shares held by the Patricia K. Jones Revocable Trust for which Mr. Jones’ spouse has sole voting and dispositive power over such shares. Includes 282,672 shares of common stock pledged or held in margin securities accounts maintained at brokerage firms.
(6)	Includes 8,808 shares held by Mr. O’Halloran’s spouse, who has sole voting and dispositive power over such shares.
(7)	Includes all 14 persons who were directors or executive officers of Pegasystems on January 31, 2020.

PROPOSAL 1 — ELECTION OF DIRECTORS

This year our Board of Directors has nominated Peter Gyenes, Ronald Hovsepian, Richard Jones, Christopher Lafond, Dianne Ledingham, Sharon Rowlands, Alan Trefler, and Larry Weber for election to the Board of Directors. James O’Halloran, who is currently a director, will not stand for re-election to the Board of Directors when his current term expires at the Annual Meeting. Mr. O’Halloran will continue to serve as a member of the Board of Directors and as a member of any committees of the Board of Directors on which he currently serves until the Annual Meeting.

The persons named in the proxy card as proxies will vote to elect each of the nominees, unless you vote against the election of one or more nominees or abstain from voting on the election of one or more nominees, in each case, by affirmatively marking the proxy card to that effect (or through Internet or telephonic voting). Each of our nominees has indicated their willingness to serve, if elected. However, if any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for the election of a substitute nominee designated by our Board of Directors, or the Board of Directors may reduce the number of directors. Proxies may not be voted for more than eight persons.

There are no family relationships among any of our executive officers or directors, with the exception of Alan Trefler, our Chairman and Chief Executive Officer, whose brother, Leon Trefler, is Senior Vice President, Global Customer Success. Unless otherwise noted, we refer to Alan Trefler as Mr. Trefler and Leon Trefler as Leon Trefler in this proxy statement.

The Board of Directors recommends that you vote FOR the election of the nominees as directors, and proxies solicited by the Board of Directors will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

Director Qualifications

The following information is furnished with respect to each of our directors, as of January 31, 2020. The information presented details the characteristics, qualifications, attributes, and skills that led to the Board of Directors’ conclusion that each of our directors is qualified to serve on the Board of Directors, including significant professional experience and service on the boards of other companies. It includes information each director has given us about their age, all positions they hold with us, and their principal occupation and business experience during at least the past five years, including the names of other publicly-held companies of which they serve or have served as a director. Additionally, it is our view that each director exhibits integrity and high ethical standards, as well as sound business judgment and acumen, which are valued and expected characteristics for our directors. Information about the number of shares of common stock beneficially owned by each director, directly and indirectly, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Director Diversity

Pegasystems aims to create and maintain a Board with a diversity of skills and attributes that is aligned with Pegasystems’s current and anticipated strategic needs. Pegasystems values diversity and believes that diversity among our directors’ personal and professional experiences, opinions, perspectives and backgrounds is desirable. Pegasystems seeks to achieve diversity through its thoughtful selection of qualified candidates. Our candidates, as more fully described below, have experience in, among other areas: leadership, technology, international operations and growth, and sales and marketing.

Board of Directors Qualifications and Experience

Nominees for Election for a Term of One Year Expiring in 2021

Peter Gyenes, 74, has been a Director of Pegasystems since March 2009. He also serves on our Audit and Nominating and Corporate Governance Committees. He has four decades of experience in global technical, sales, marketing, and general management positions within the software and computer systems industries. Since July 2015 he has served as the Non-Executive Chairman of Sophos Limited, a global security software company. Mr. Gyenes also serves on the boards of RealPage, Inc., a provider of web-based property management software; Information Builders, Inc., a software company specializing in business intelligence, data integration, and data quality solutions; and is a Trustee Emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes previously served on the boards of various technology companies. From 2015 to 2019, he served on the board of Carbonite. From 2011 to 2017, he served on the board of IntraLinks, Inc. From 2014 to 2016, he served on the board of Epicor. From 2013 to 2016, he served on the board of EnerNOC Inc. From 2005 to 2015, he served on the board of Appfluent Technologies. From 2009 to 2015, he served on the board of Cimpress NV. He served as Chairman and CEO of Ascential Software, as well as of its predecessor companies VMark Software, Ardent Software, and Informix, and led its growth into the data integration market leader from 1996 until it was acquired by IBM in 2005. Previously, Mr. Gyenes served as President and CEO of Racal InterLan, Inc., and in executive positions at Data General Corporation, Encore Computer Corporation, and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. He is a graduate of Columbia University where he received both his B.A. in mathematics and his M.B.A. degree. Mr. Gyenes was awarded the 2005 New England Region Ernst & Young Entrepreneur of the Year award in Software. We believe Mr. Gyenes’ qualifications to serve on our Board of Directors include his decades of leadership roles for global technology companies, including his positions as a chief executive officer and director, as well as his proven ability to bridge strategy with operational excellence and his experience with mergers and acquisitions.

Ronald Hovsepian, 58, has been a Director of Pegasystems since January 2019. Mr. Hovsepian is currently an Executive Partner at Flagship Pioneering, a private equity and venture capital firm that focuses on healthcare. He was the Chief Executive Officer of Synchronoss Technologies, a telecommunications software and services company, in 2017. From December 2012 to January 2017, Mr. Hovsepian was also Chief Executive Officer of Intralinks. From 2006 to 2011, he served as Chief Executive Officer of Novell. Mr. Hovsepian currently sits on the boards of Skillsoft Corporation, a learning and performance support company; Ansys Corporation, a simulation software company; and ECi Solutions, a technology and software company. From 1998 to 2015, Mr. Hovsepian was Non-Executive Chairman of women’s fashion retailer ANN Inc. From 2015 to 2019, he was also a board member of Cloud Technology Partners. Mr. Hovsepian holds a Bachelor of Science from Boston College. We believe Mr. Hovsepian’s qualifications to serve on our Board of Directors include his significant experience in business and technology companies, including his role as Chief Executive Officer and as a director of several public and private technology companies.

Richard Jones, 68, joined Pegasystems in October 1999, serving as President and Chief Operating Officer until September 2002. Mr. Jones was a part-time employee of Pegasystems from July 2002 to July 2007. Mr. Jones was elected a Director of Pegasystems in November 2000, and served as Vice Chairman from September 2002 to July 2007. In July 2011, he was elected a member of our Compensation Committee and of our Nominating and Corporate Governance Committee. Mr. Jones also serves on the Board of Directors of Western Oncolytics LLC, a private company which develops novel therapies for cancer. From 1995 to 1997, Mr. Jones served as a Chief Asset Management Executive and member of the Operating Committee at Barnett Banks, Inc., which at the time was among the nation’s 25 largest banks. From 1991 to 1995, he served as Chief Executive Officer of Fleet Investment Services, a brokerage and wealth management organization. His prior experience also includes serving as Executive Vice President with Fidelity Investments, an international provider of financial services and investment resources, and as a principal with the consulting firm of Booz, Allen & Hamilton. Since June 1995, Mr. Jones has served as Chairman of Jones Boys Ventures, a retailer. Mr. Jones also serves as a director of Buyers Access, LLC, a purchasing and cost control specialist for the housing market, as well as Colo5, LLC, an independent data center operator, and is currently a Trustee of Episcopal High School Foundation in Jacksonville, Florida. Mr. Jones holds an undergraduate degree from Duke University, with majors in both economics and management science. He also holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. We believe Mr. Jones’ qualifications to serve on our Board of Directors include his two decades of executive management, his financial expertise and business acumen, and his experience gained while serving as Pegasystems’ President and Chief Operating Officer.

Christopher Lafond, 54, has been a Director of Pegasystems since April 2019. Mr. Lafond currently serves as the Chief Executive Officer and member of the board of Insurity, Inc., a role he has held since August 2019, From November 2017 to August 2019, he served as Insurity’s Chief Financial Officer. From June 2015 to June 2017, Mr. Lafond served as the Executive Vice President and Chief Financial Officer of Intralinks Holdings, Inc. From October 1995 to June 2014, Mr. Lafond held a variety of roles at Gartner, Inc., including as Executive Vice President and Chief Financial Officer from 2003 to 2014. Previously at Gartner, he served as Chief Financial Officer for Gartner’s North America and Latin America operations, Group Vice President and North American Controller, Director of Finance, Vice President of Finance and Assistant Controller. From August 2017 to January 2019, Mr. Lafond was a member of the board of Sirius Decisions Inc. Since March 2019, Mr. Lafond has served as a member of the Small Business Advisory Committee of the Financial Accounting Standards Board (“FASB”). Mr. Lafond holds a B.A. in Economics from University of Connecticut and an M.B.A. degree from the Columbia University Graduate School of Business. Mr. Lafond’s qualifications to serve on our Board of Directors include his extensive leadership experience and financial expertise, including positions as Chief Financial Officer and member of the board of Insurity, Inc., and as Chief Financial Officer for several companies.

Dianne Ledingham, 57, has been a Director of Pegasystems since September 2016. In January 2017, she was elected a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Ms. Ledingham is a Partner and Director in Bain & Company’s Boston office, and is a senior leader in Bain’s Customer Strategy & Marketing practice and Bain’s Telecom, Media and Technology practice. During her nearly 30-year tenure at Bain, Ms. Ledingham has built extensive sales effectiveness experience across a range of industries, in addition to driving end-to-end growth strategies for technology companies including software and IT services companies. From 2011 to 2015, Ms. Ledingham served on Bain’s Board of Directors and served six years on Bain’s Global Compensation and Promotion Committee, including as elected Chair. In 2015, Ms. Ledingham was elected to Bain’s Global Nominating Committee, and is currently serving as elected Chair. Ms. Ledingham is also a member of the Board of City Year Boston, having previously served as Board Chair, and is the Treasurer on the Board of Ventures for Hope. Ms. Ledingham holds a degree in electrical engineering with honors from Brown University and an M.B.A. degree with distinction from Harvard Business School. We believe Ms. Ledingham’s qualifications to serve on our Board of Directors include her significant strategic business, sales and marketing experience, including her experience as the founding global leader for Sales and Channel Effectiveness within Bain’s Customer Strategy and Marketing practice.

Sharon Rowlands, 61, has been a Director of Pegasystems since April 2016. In January 2017, she was elected a member of the Nominating and Corporate Governance Committee and as the Chair of our Compensation Committee. Ms. Rowlands currently serves as President and Chief Executive Officer of Web.com Group, Inc., a marketing solutions company. From November 2017 to January 2019 she served as President of USA Today Network Marketing Solutions at Gannett Co. From 2014 to 2018, Ms. Rowlands served as the Chief Executive Officer and member of the board of ReachLocal, Inc., an Internet-based advertising and marketing company which specialized in search engine marketing, marketing analytics, and display advertising. Ms. Rowlands has more than 20 years of experience serving small to enterprise level businesses in leadership roles. From 2011 to 2013, she was the Chief Executive Officer and member of the board of Altegrity, Inc., which provides security and risk management solutions to government and commercial clients. From 2008 to 2011, Ms. Rowlands was the Chief Executive Officer of Penton Media, Inc., a business-to-business information provider producing more than 110 magazines and associated websites, and about 60 industry events. From 1997 to 2008, Ms. Rowlands held a variety of roles including Chief Executive Officer from 2005 to 2008, at Thomson Financial Inc., a provider of market and securities data and other financial services for brokerages, investment bankers, traders, and other investment professionals. Ms. Rowlands currently serves on the Board of Directors of the Local Search

Association, a not-for-profit industry association of media companies and technology providers. From 2010 to 2016, she served on the board of ReachLocal, Inc. From 2010 to 2014, Ms. Rowlands served on the board of Constant Contact, Inc. From 2008 to 2011, she served on the board of Automatic Data Processing, Inc. Ms. Rowlands holds a B.A. in History from University of Newcastle, Newcastle-Upon-Tyne and a Postgraduate Certificate in Education from Goldsmiths, University of London. We believe Ms. Rowland’s qualifications to serve on our Board of Directors include her extensive leadership experience, including positions as Chief Executive Officer and as a director for several public and private companies.

Alan Trefler, 63, a founder of Pegasystems, has served as Chief Executive Officer and Chairman of the Board of Directors since Pegasystems was organized in 1983. Prior to 1983, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a B.A. degree in economics and computer science from Dartmouth College. We believe Mr. Trefler’s qualifications to serve on our Board of Directors include his extensive experience in the software industry, including as our founder, Chief Executive Officer, and Chairman of our Board of Directors since our inception in 1983.

Larry Weber, 64, has been a Director of Pegasystems since August 2012. In May 2013, he was elected a member of our Compensation and Nominating and Corporate Governance Committees, and in January 2015, he was elected Chair of our Nominating and Corporate Governance Committee. Mr. Weber has served as the Chief Executive Officer and Chairman of the Board of Racepoint Global, Inc., a digital marketing services ecosystem of marketing service companies organized to help chief marketing officers in their role as builders of communities and content aggregators, since he founded the company in September 2004. From 2017 to 2018, Mr. Weber served on the board as well as the Nominating and Corporate Governance Committee of RMG Networks Holding Corporation, a digital signage provider for most of the Fortune 100 companies. From 2011 to 2013, Mr. Weber also served on the board of Avectra, a provider of web-based association management software (AMS) and social CRM software. In 2001, Mr. Weber founded Weber Shandwick, one of the largest public relations agencies in the world. Mr. Weber is also a co-Founder and Chairman of the Board of the Massachusetts Innovation & Technology Exchange (MITX), one of the largest interactive advocacy organizations in the world. Mr. Weber has authored four books: Marketing to the Social Web: How Digital Customer Communities Build Your Business; Everywhere: Comprehensive Digital Business Strategy for the Social Media Era; Sticks and Stones: How Digital Business Reputations are Built Over Time and Lost in a Click; and The Provocateur: How a New Generation of Leaders are Building Communities, Not Just Companies. Mr. Weber holds a B.A. in English from Denison University, Ohio and a M.F.A. in Writing and Literature from Antioch College, Oxford. We believe Mr. Weber’s qualifications to serve on our Board of Directors include his extensive experience in the global marketing and public relations industry, including positions as founder and Chairman of the Board for Racepoint Global, Inc., and as a director for several companies.

Directors Not Standing for Re-election

James O’Halloran, 87, has been a Director of Pegasystems since 1999. In November 2004, he was elected a member of our Audit and Nominating and Corporate Governance Committees, and in January 2017, he was elected Chair of our Audit Committee. In April 2005, he was elected a member of our Compensation Committee on which he served until January 2017. From June 1999 to August 2001, Mr. O’Halloran was the Senior Vice President, Chief Financial Officer, Treasurer, and Secretary of Pegasystems. From 1991 to 1999, he served as President of G & J Associates, Ltd., a financial consulting firm. From 1956 to 1990, he was with the international accounting firm of Arthur Andersen LLP, serving as an audit partner from 1967 until his retirement in 1990. From August 2002 to February 2004, Mr. O’Halloran served as President and Chief Operating Officer of FabTech Industries of Brevard, Inc., a certified supplier of precision components for the aerospace, defense, medical, fuel cell, and high-tech industries. From 2004 to 2016, Mr. O’Halloran served on the board of directors of Omtool Ltd., a software company. Mr. O’Halloran holds degrees in business administration and accounting from Boston College. We believe Mr. O’Halloran’s qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters for global organizations, including his past service as Pegasystems’ Chief Financial Officer and as an audit partner for more than two decades with Arthur Andersen LLP.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Pegasystems is managed for the long-term benefit of its stockholders, and we are committed to maintaining sound corporate governance principles. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the existing and proposed rules of the SEC, and the listing standards of Nasdaq.

We have adopted policies and procedures that we believe are in the best interests of Pegasystems and our stockholders. In particular, we have the following policies and procedures:

•

Declassified Board of Directors. We have a declassified Board of Directors and our Amended and Restated Bylaws provide for one-year terms for our directors. All nominees will stand for election or re-election to one-year terms at this Annual Meeting.

•

Majority Voting for Election of Directors. Our Amended and Restated Bylaws provide for a majority voting standard in Director elections, so a nominee is elected to the Board of Directors if they receive a majority of the votes entitled to be cast in an election of directors by all issued and outstanding shares of common stock.

•

No Hedging Policy. Pursuant to our Insider Trading Policy we prohibit all hedging transactions or short sales involving Pegasystems securities by our directors and employees, including our executive officers.

The Board of Directors has approved Corporate Governance Guidelines which provide a framework for corporate governance. These guidelines outline the qualifications required for Board members, the composition and structure of the Board, and the role and responsibilities of the Board. They also detail the various committees of the Board, as well as their structure and purpose. The guidelines address evaluating Board, committee, director and officer performance, establishing executive management talent succession plans, and reviewing pledged or margined shares of the Company’s common stock by executive officers and directors. The Board also implemented stock ownership guidelines for officers and directors.

We have a written Code of Conduct that applies to our Board of Directors and all our employees, including our principal executive officer, principal financial officer, and principal accounting officer, and to persons performing similar functions.

You can access the current charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, and our Code of Conduct in the “Governance” section of our website at www.pega.com or by contacting:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary

Telephone: (617) 374-9600

Determination of Independence

A majority of our directors must be “independent directors” as defined by Nasdaq Rule 5605(a)(2). Our Board of Directors has determined that each of our non-employee directors qualifies as an “independent director” because none of them is an executive officer or employee or an individual who has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Therefore, our Board of Directors has determined that each of these directors (Peter Gyenes, Ronald Hovsepian, Richard Jones, Christopher Lafond, Dianne Ledingham, Sharon Rowlands, Larry

Weber, and James O’Halloran) is an “independent director” as defined under Nasdaq Rule 5605(a)(2). There were no other transactions, relationships, or arrangements not disclosed in this proxy statement that were relevant to the independence of the persons serving as members of our Board of Directors in 2019.

Board Leadership Structure and Risk Oversight

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance, rather than directing day-to-day operations. The Board’s primary responsibility is to oversee the management of Pegasystems and, in so doing, serve the best interests of Pegasystems and its stockholders. The Board selects, evaluates, and provides for the succession of executive officers and, subject to stockholder election each year at our annual meeting, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on us. Management keeps the Board informed of Company activity through regular written reports and presentations at Board and committee meetings.

As part of our corporate governance process, our Board of Directors, along with our Audit Committee, oversees the risk management process for Pegasystems, which provides further checks and balances to our leadership structure. In 2018, the Board vested its oversight of corporate governance to the newly expanded Nominating and Corporate Governance Committee. The Board receives reports from members of senior management on the functional areas for which they are responsible. Such reports may include operational, financial, sales, competitive, legal and regulatory, compliance, strategic and other risks, as well as any related management and mitigation. We hired a Chief Information Security Officer in 2019 who periodically meets with the Board to inform and update them on our cybersecurity program. In addition, as part of its core functions, the Audit Committee reviews our internal audit, business, and financial controls in collaboration with our senior management, including our Chief Compliance Officer and our Senior Director of Internal Audit, and also receives periodic reports from our CISO.

Since our inception in 1983, Mr. Trefler, our founder, has served as Chairman of our Board of Directors and as our Chief Executive Officer. We believe our leadership structure, which is often adopted by other public companies in the United States, has been effective for us, as evidenced by our solid performance and continued growth. We believe a combined Chairman and Chief Executive Officer, along with independent Board committees and a largely independent Board, provides balanced leadership for the Company. We do not have a lead independent director.

In his dual capacity as both Chairman and Chief Executive Officer, Mr. Trefler provides a strong vision and voice for leading and representing Pegasystems to others, which provides cohesive management and reduces risk of confusion or redundant undertakings or messages. Mr. Trefler effectively serves as a bridge between our Board of Directors and the Company. As our founder, Mr. Trefler has guided us during more than three decades of growth. As such, he is most familiar with our operations and best suited to lead it into the future.

Director Candidates

Our stockholders may recommend candidates to the Board of Directors for inclusion in the slate of nominees which the Board recommends to our stockholders for election. The qualifications of recommended candidates will be reviewed by our Nominating and Corporate Governance Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a Director by the stockholders, the name will be included in our proxy card for the stockholders meeting at which his or her election is recommended.

Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential Director candidates by submitting their names and background to the “Pegasystems Inc. Nominating and Corporate Governance Committee” c/o Pegasystems Inc., One Rogers Street, Cambridge, MA 02142-1209,

Attention: Secretary. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to our directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates, by following substantially the same process, and applying the same criteria, as for new candidates submitted by our directors.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria appended to the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest, and ability to act in the interest of all stockholders. The value of diversity is also considered, and the Nominating and Corporate Governance Committee charter specifically dictates that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The Nominating and Corporate Governance Committee considers diversity in the broadest sense, encompassing also director experience, professions, skills, and background.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. More specific information regarding each director nominee’s qualifications can be found in the preceding “Election of Directors” section of this proxy statement. No director candidate was recommended to us by any beneficial owner or group of beneficial owners of more than 5% of our common stock.

Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee. Our Amended and Restated Bylaws specify the requirements relating to the timing and the content of the notice that stockholders must provide to the Secretary for a director nomination to be properly presented at a stockholder meeting. See the section entitled “Information about the Annual Meeting and Voting — How and when may I submit a stockholder proposal for the 2021 Annual Meeting?” above.

Communications from Stockholders and Other Interested Parties to the Board

The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Board of Directors will, with the assistance of our Secretary, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications can be addressed to the full Board of Directors or individual directors. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to:

Chairman of the Board of Directors

c/o Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary

Board Meetings

The Board of Directors met six times in 2019. During 2019, each of our directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which such director was a member, with the exception of Ronald Hovsepian, who could not attend certain meetings of the Board of Directors in 2019 due to the terminal illness and passing of a family member. Executive sessions of non-employee directors are held periodically each year, generally in conjunction with regularly scheduled meetings of the full Board. Any non-employee director can request that an additional executive session be scheduled.

Directors are encouraged to attend annual meetings of stockholders, but we have no formal policy requiring such attendance. All then-current directors, except for Ronald Hovsepian and Richard Jones, attended the 2019 Annual Meeting of Stockholders.

Board Committees

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Copies of the charters are posted in the “Governance” section of our website at www.pega.com. Each committee reviews the appropriateness of its charter and performs a self-evaluation periodically. All members of the committees are non-employee directors. Mr. Trefler is the only director who is an employee and, as such, is not a member of any of the committees. The Board of Directors has determined that all members of the three standing committees are “independent directors” as defined under Nasdaq Rule 5605(a)(2), and, in the case of the Audit Committee, as further defined under Nasdaq Rule 5605(c)(2), and, in the case of the Compensation Committee, as further defined under Nasdaq Rule 5605(d)(2). The Board of Directors establishes special committees of limited duration to deal with issues not squarely within its purview from time to time. Membership on each standing committee is reflected on the chart below.

Committee Membership

	Audit		Compensation		Nominating and Corporate Governance
Alan Trefler
Peter Gyenes	X				X
Ronald Hovsepian					X
Richard Jones			X		X
Christopher Lafond	X				X
Dianne Ledingham			X		X
James O’Halloran	X	(C)			X
Sharon Rowlands			X	(C)	X
Larry Weber			X		X	(C)

(C)	Denotes Committee Chair.

Audit Committee

We have a standing Audit Committee of the Board of Directors. The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. In 2019, the Audit Committee added risk assessment and risk management to its Charter. The Audit Committee has the authority to engage any independent legal, accounting, or other advisors that it deems necessary or appropriate to carry out its responsibilities. The Audit Committee was responsible for selecting and appointing Deloitte & Touche LLP, our independent registered public accounting firm. The Board of Directors has determined that Messrs. O’Halloran and Lafond, both of whom are independent directors, qualify as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K. The Audit Committee oversees our corporate accounting and financial reporting process and risk management. Among other matters it is responsible for determining the engagement of the independent accounting firm; overseeing the process for monitoring auditor independence; overseeing the implementation of new accounting standards; and reviewing non-GAAP financial measures and related disclosures. The responsibilities of our Audit Committee and its activities during 2019 are further described in the “Report of the Audit Committee” contained below. Our Audit Committee held four meetings during 2019.

Compensation Committee

We have a standing Compensation Committee of the Board of Directors. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and approves the salaries and bonuses of our other executive officers. The Compensation Committee also approves equity grants, within the guidelines established by our Board of Directors, to our named executive officers and other employees. The responsibilities of our Compensation Committee and its activities during 2019 are further described in the “Compensation Discussion and Analysis” and the “Compensation Committee Report,” each of which is contained below. Our Compensation Committee held six meetings during 2019.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee oversees corporate governance, including our Corporate Governance Guidelines and identification of qualified individuals as needed to recommend to the Board to be nominated for election as directors at the annual meeting of stockholders. The Nominating and Corporate Governance Committee is authorized to retain any such advisors or consultants it deems necessary or appropriate to carry out its responsibilities. For information relating to nominations of directors by our stockholders, see “Director Candidates” above. Our Nominating and Corporate Governance Committee held five meetings in 2019.

Corporate Responsibility and Sustainability

In 2019, Pegasystems formed an Environmental, Social, and Governance (“ESG”) committee comprised of senior leaders across various functions and geographies. The committee focuses on building upon Pegasystems’ ESG strategy to improve the social, economic and environmental impacts of our business. Pegasystems’ sustainability initiatives include recycling programs; alternative transportation programs, including offering incentives to employees who take public transportation, bike, or walk to work; and utilizing energy saving technologies in our locations. Additionally, our Chief People Officer meets regularly with our Board to drive a people first culture including: supporting a range of affinity groups as part of Pegasystems’ Inclusion and Diversity program; awareness campaigns regarding wellness and nutrition; onsite fitness classes; and onsite and virtual health, wellness, and financial seminars. Our corporate headquarters in Cambridge, Massachusetts has received LEED Gold certification and other offices are located in buildings that have received similar certifications.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, during 2019 there were no transactions involving more than $120,000, nor are any proposed, between Pegasystems and any executive officer, director, beneficial owner of 5% or more of our common stock or equivalents, or any immediate family member of any of the foregoing, in which any such persons or entities had or will have a direct or indirect material interest. Leon Trefler, the brother of our Chairman and Chief Executive Officer, Alan Trefler, serves as our Senior Vice President, Global Customer Success.

Our Board of Directors adopted a Related Person Transaction Policy, which can be found on the “Governance” section of our website at www.pega.com. The policy mandates that we enter into or ratify a related person transaction only when our Board of Directors, or a committee thereof, acting in accordance with the policy, determines that the transaction is either in, or is not inconsistent with, the best interest of Pegasystems and its stockholders. A “related person transaction” for these purposes is defined in the policy to include any transaction or relationship (involving an amount expected to exceed $120,000) between Pegasystems and an individual or entity defined as a “related person” in the policy. Approval or ratification of a related person transaction may be conditioned by the Board of Directors, or committee thereof, directing the related person or Pegasystems to take certain actions to narrow the scope of the relationship, such as: requiring the related person to resign from, or change position within an entity involved in the related person transaction; assuring that the related person not be directly involved in negotiating the terms of the related person transaction; limiting the duration or magnitude of the related person transaction; or requiring that information about the related person transaction be documented and delivered to the Board of Directors or committee on an ongoing basis.

DIRECTOR COMPENSATION

Until August 2019, non-employee directors were paid an annual cash retainer of $55,000 and received an annual equity grant valued at $125,000, typically issued on the date of our annual meeting of stockholders, or the Annual Equity Grant. The Annual Equity Grant was granted in the form of RSUs, with twenty-five percent vesting on the date of the annual meeting of stockholders and an additional twenty-five percent vesting each quarter thereafter.

In August 2019, the Company decreased its annual cash retainer to $50,000 and increased the value of the Annual Equity Grant to $200,000 based on an analysis of our peer companies and to better align with benchmarks. In addition, the Annual Equity Grant is now provided in the form of fifty percent common stock and fifty percent stock options, which are both fully vested when granted. The changes to non-employee director compensation were made after analysis of the Company’s then-current Board compensation program and those of the Company’s peer group data and are designed to target total compensation at the 50th percentile of the selected comparators.

Additionally, we pay an annual cash retainer to non-employee directors serving on the Audit and Compensation Committees. On August 5, 2019, the Company increased the annual cash retainer from $10,000 to $15,000 to each Audit Committee member; from $20,000 to $27,000 to the Audit Committee Chair; from $6,000 to $10,000 to each Compensation Committee member; and from $8,000 to $20,000 to the Compensation Committee Chair. These changes were also aligned with peer group norms. Directors do not receive compensation for service on the Nominating and Corporate Governance Committee. The annual cash retainer and committee retainer payments are payable in full on the date of grant, with such retainers to cover the period from each annual meeting of stockholders to the following year’s annual meeting.

In addition to the above, we also offer to reimburse non-employee directors for expenses incurred in attending Board, committee or other Company meetings. Mr. Trefler is our only director who is also an employee. He receives no compensation for his service as a director.

Non-Employee Director Compensation

The following table provides the total compensation earned by each non-employee director in 2019:

	Fees Earned or Paid in Cash		Stock Awards (1)		Total
Peter Gyenes	$70,000	(2)	$200,000		$270,000
Ronald Hovsepian	$77,000	(3)	$261,300	(9)	$338,300
Richard Jones	$63,000	(4)	$200,000		$263,000
Christopher Lafond	$75,000	(5)	$222,260	(10)	$297,260
Dianne Ledingham	$63,000	(4)	$200,000		$263,000
James O’Halloran	$87,000	(6)	$200,000		$287,000
Sharon Rowlands	$74,000	(7)	$200,000		$274,000
Larry Weber	$68,000	(8)	$200,000		$268,000

(1)

These amounts reflect the dollar amount of the aggregate grant date fair value of awards granted in 2019, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.

(2)

Consists of Board retainer fees of $50,000 and committee retainer fees of $15,000 with $5,000 in additional committee retainer fees due to the change during the current year from quarterly payments to one lump-sum annual payment to cover the period from each annual meeting of stockholders to the following year’s annual meeting.

(3)

Consists of Board retainer fees of $50,000 with approximately $27,000 in additional Board retainer fees that Mr. Hovsepian earned for his service from his appointment on January 1, 2019 until his election on June 25, 2019.

(4)

Consists of Board retainer fees of $50,000 and committee retainer fees of $10,000 with $3,000 in additional committee retainer fees due to the change during the current year from quarterly payments to one lump-sum annual payment to cover the period from each annual meeting of stockholders to the following year’s annual meeting.

(5)

Consists of Board retainer fees of $50,000, committee retainer fees of $15,000 and approximately $10,000 in additional Board retainer fees that Mr. Lafond earned for his service from his appointment on April 22, 2019 until his election on June 25, 2019.

(6)

Consists of Board retainer fees of $50,000 and committee retainer fees of $27,000 with $10,000 in additional committee retainer fees due to the change during the current year from quarterly payments to one lump-sum annual payment to cover the period from each annual meeting of stockholders to the following year’s annual meeting.

(7)

Consists of Board retainer fees of $50,000 and committee retainer fees of $20,000 with $4,000 in additional committee retainer fees due to the change during the current year from quarterly payments to one lump-sum annual payment to cover the period from each annual meeting of stockholders to the following year’s annual meeting.

(8)

Consists of Board retainer fees of $50,000 and committee retainer fees of $10,000 with $8,000 in additional committee retainer fees due to the change during the current year from quarterly payments to one lump-sum annual payment to cover the period from each annual meeting of stockholders to the following year’s annual meeting.

(9)

Amount includes additional $61,300 representing the fair value of awards granted to Mr. Hovsepian for his service to the Board of Directors from his appointment on January 1, 2019 until his election on June 25, 2019, all of which have vested.

(10)

Amount includes additional $22,260 representing the fair value of awards granted to Mr. Lafond for his service to the Board of Directors from his appointment on April 22, 2019 until his election on June 25, 2019, all of which have vested.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are including in this proxy statement a non-binding, advisory vote on the compensation of our named executive officers in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, as well as in the tables set forth in the “Executive Compensation” and the “Compensation Practices Risk Assessment” sections, we seek to align the interests of our named executive officers with our stockholders. Our named executive officers, and most of our other employees, are also stockholders or hold RSUs or options. Our compensation programs contain elements of fixed and variable compensation and are designed to reward our executive officers for achieving short-term and long-term corporate goals, while avoiding the encouragement of excessive risk taking. This non-binding advisory vote is intended to address the overall compensation of our named executive officers and our executive compensation program rather than any specific elements.

Although this vote is advisory in nature and, as such, will not be binding, our Board of Directors and our Compensation Committee will consider the outcome of the vote in evaluating its executive compensation program. Therefore, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers, as described in this proxy statement, including in the ‘Compensation Discussion and Analysis,’ compensation tables, and narrative discussion included therein.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as described in this proxy statement, and proxies solicited by the Board of Directors will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section describes the material elements of our compensation programs for our named executive officers, comprised of our principal executive officer, our principal financial officer, and three executive officers who were our next most highly compensated executive officers during 2019. All the named executive officers, listed below, held their positions as of December 31, 2019.

•	Alan Trefler, our Chairman of the Board of Directors and Chief Executive Officer (principal executive officer);

•	Kenneth Stillwell, our Chief Administrative Officer, Chief Financial Officer, and Senior Vice President (principal financial officer);

•	Douglas Kra, our Senior Vice President, Global Customer Success;

•	Michael Pyle, our Senior Vice President, Engineering; and

•	Leon Trefler, our Senior Vice President, Global Customer Success.

This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors, or the Compensation Committee, arrives at specific compensation decisions and policies.

Our executive compensation is designed to reward performance by our executives and to align the interests of our executives with our stockholders. For 2019, our executive compensation program included the following elements of fixed and variable compensation:

•	base salary;

•	annual bonus tied to the achievement of corporate goals under our Corporate Incentive Compensation Plan (“CICP”);

•

additional individual incentive compensation tied to the achievement of individual, business unit, and/or corporate goals by our executive officers, the attainment of which supports our achievement of our corporate goals;

•	equity awards comprised of both stock options and RSUs that vest over time; and

•	other perquisites.

The Board of Directors and the Compensation Committee believe that our performance-based executive compensation program effectively correlates pay with performance, and, in doing so, aligns the interests of our stockholders and executives. The program ties significant variable compensation, such as annual bonus opportunities, as well as equity awards, with our achievement of our corporate goals. By linking executive compensation with corporate performance, our executive compensation program promotes stockholder value and our continued growth and success.

Information About Our Executive Officers

The names of our executive officers and certain information about them are set forth below as of February 1, 2020:

Alan Trefler, age 63, founder of Pegasystems, has served as Chief Executive Officer and Chairman of the Board of Directors since the Company was organized in 1983. Prior to 1983, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a B.A. degree in economics and computer science from Dartmouth College.

Kenneth Stillwell, age 49, joined Pegasystems in July 2016 as Senior Vice President, Chief Financial Officer, and Chief Administrative Officer. Mr. Stillwell previously served as Senior Vice President and Chief Financial Officer of Dynatrace, a leader in digital performance management solutions and Executive Vice President and Chief Financial Officer of SOVOS, a financial compliance SaaS provider. Prior to SOVOS, Mr. Stillwell was at PTC, a publicly-traded software provider, where he served as Division CFO. Mr. Stillwell holds a B.S. in business/economics from the University of Pittsburgh and an M.S. in accounting and finance from the University of South Carolina. Mr. Stillwell is a Certified Public Accountant.

Efstathios Kouninis, age 58, joined Pegasystems in April 2008 as Vice President of Finance. The Board of Directors appointed Mr. Kouninis as the Company’s Chief Accounting Officer in May 2008 and Treasurer in January 2014. From February 2006 to April 2008, Mr. Kouninis served as Chief Financial Officer and Treasurer of Tasker Products Corporation, a publicly-traded manufacturer of antimicrobial chemicals. From November 2004 to February 2006, Mr. Kouninis served on the Staff of the Division of Corporation Finance of the U.S. Securities and Exchange Commission. Mr. Kouninis holds a B.S. from the University of Massachusetts, a Post Baccalaureate in accounting, and an M.S. in taxation from Bentley College.

Douglas Kra, age 57, joined Pegasystems in November 2004 as Vice President of Global Services. In January 2010, Mr. Kra was promoted to Senior Vice President of Global Services. In July 2014, the Company re-organized its sales and consulting services functions along geographic regions, and Mr. Kra was promoted to Senior Vice President of Global Customer Success for international regions. From 2002 to 2004, Mr. Kra served as Vice President at eLoyalty Corp., a consulting company specializing in customer relationship management. From 2000 to 2001, Mr. Kra served as President of Zefer Corp., an internet consulting firm. Prior to Zefer, Mr. Kra spent ten years at Cambridge Technology Partners Inc. in a variety of senior roles. Mr. Kra holds a B.A. in computer science from Brandeis University and an M.B.A. in finance from the New York University Stern School of Business.

Michael Pyle, age 65, joined Pegasystems in 1985 and has served as Senior Vice President of Engineering since August 2000. Mr. Pyle’s professional background encompasses more than forty years of software development and managerial experience throughout Europe and the U.S. Mr. Pyle completed his B.C.S. specializing in computer science and systems programming at the Civil Service College in London.

Leon Trefler, age 59, joined Pegasystems in April 1998 as an Account Executive for Strategic Business Development. Since then, he has held various senior sales management positions across the Company and in Channel Sales. In 2002, he launched the commercialization of PegaRULES Process Commander, the predecessor to the Pega Platform. From April 2007 to January 2010, Mr. Trefler served as Vice President of Sales, North America, and in January 2010, Mr. Trefler was promoted to Senior Vice President of Sales. In July 2014, the Company re-organized its sales and consulting services functions along geographic regions, and Mr. Trefler was promoted to Senior Vice President of Global Customer Success for the Americas. Mr. Trefler holds a B.A. degree from Dartmouth College.

Alan Trefler and Leon Trefler are brothers. There are no other family relationships among any of our executive officers or directors.

Advisory Vote on Executive Compensation, “Say on Pay”

In 2019, pursuant to the requirements of Section 14A of the Exchange Act, which was implemented by the Dodd-Frank Act, we conducted an advisory vote of our stockholders on our executive compensation program for our named executive officers, sometimes called “Say on Pay.” Each year, our stockholders have overwhelmingly approved our executive compensation programs with more than 98% of the votes cast at our 2019 Annual Meeting voting to adopt our “Say on Pay” resolution. We value the feedback of our stockholders. As a result, our compensation program continues to be modeled on the same principles that received the strong support of our stockholders last year. We plan to hold the next shareholder advisory vote on the frequency of voting on “say on pay” at our 2023 annual meeting of shareholders.

Oversight of Compensation Programs

The Compensation Committee

The Compensation Committee oversees all the compensation programs that we offer to our executive officers. In 2019, the Compensation Committee’s schedule of meetings, as well as the agenda items for those meetings, was established by our Senior Vice President, Chief People Officer, Adriana Bokel Herde. Ms. Bokel Herde respectively received input from the Chair of the Compensation Committee, Sharon Rowlands, and our Chief Executive Officer, Alan Trefler. During 2019, the Compensation Committee met six times. At those meetings, the Compensation Committee addressed the following matters, among others: discussion and review of the compensation paid to our executive officers, including review and approval of the 2019 base salaries, target bonuses and the CICP for executive officers in addition to 2019 equity awards granted to our executive officers; review of our 2019 strategic goals and achievement of 2018 strategic goals; analysis and approval of the bonus payments under the 2018 CICP; review and approval of the 2019 CICP, including approval of the 2019 CICP RSU grants; review and approval of base salary increase budgets for our employees; approval of all grants of stock options and RSUs to our employees; review of the Company’s 401(k) plan, including amending its terms to provide a quarterly, rather than annual employer matching contribution; and review and approval of the 2020 CICP and 2020 equity award budget. Ms. Rowlands has served as the Chair of the Compensation Committee since January 2017.

To facilitate the Compensation Committee’s review of each of the elements of the compensation paid to the executive officers, and to assist with the Compensation Committee’s determination of compensation for 2019, management provided the Compensation Committee with “tally sheets.” These tally sheets detailed each executive officer’s total compensation in 2019, including the cash value of each element of that total compensation, including salary, bonus, additional incentives, equity awards, our 401(k) plan matching contribution, Company-paid parking, and Company-paid health, dental, and other insurance premiums. The Compensation Committee also considered more detailed information regarding the equity components of executive compensation, including the total value of outstanding “in-the-money” vested stock options and unvested stock options and RSUs and the retention value of such awards.

The Compensation Committee considers the data provided on the tally sheets and the organizational summaries, along with benchmarking information for the role of each executive officer, as further detailed in the “Objectives of Compensation Programs — Benchmarking” section below, when setting executive compensation for the year. The Compensation Committee uses this information to ensure that the total amount of compensation paid to the executive officers is consistent with our total compensation philosophy, rather than focusing only on the base salaries and bonuses of the executive officers.

Compensation and Other Consultants

In 2019, our management continued to utilize Arthur J. Gallagher & Co. and The Kelliher Group of Morgan Stanley for consulting services related to our 401(k) defined contribution retirement plan. In 2019, the Company’s spent approximately $444,000 on Arthur J. Gallagher & Co. and approximately $168,000 on The Kelliher Group of Morgan Stanley. Arthur J. Gallagher & Co. assisted with benefit plan design, vendor assessment, cost considerations, and benefit plan oversight, while members of The Kelliher Group participated in meetings of our Retirement Committee, which is composed of representatives from our Finance Department and internal People Organization, and provided fund guidance and regulatory updates.

The Compensation Committee may retain the services of compensation advisors for the purposes of assisting in the determination of executive compensation, and it has the budgetary authority to hire such advisors as it deems necessary, although it did not do so in 2019. The Compensation Committee does not currently engage its own outside consultant for advice because its members are comfortable with the benchmarking data and other supporting information provided by our management and believes they are adequately experienced and equipped to address the relevant issues and provide appropriate executive compensation market data. The Compensation Committee also believes that outside consultants are unnecessary at this time because our executive officers’ compensation is primarily composed of base salary, bonus, and stock option and RSU grants, and does not include more complex elements such as performance-based equity plans.

Role of Executives in Establishing Compensation

In 2019, our People Organization researched appropriate types and levels of compensation for our executive officers and created preliminary recommendations that were presented to Alan Trefler. Mr. Trefler reviewed that data and presented his recommendations to the Compensation Committee in executive session to determine final compensation for our executive officers. Mr. Trefler, along with Ms. Bokel Herde, and other members of our People Organization management team, attended meetings of the Compensation Committee as required.

The Compensation Committee may form and delegate its authority to one or more subcommittees of members of the Compensation Committee as it deems appropriate from time to time under the circumstances, including a subcommittee consisting of a single member of the Compensation Committee. The Compensation Committee generally does not delegate decisions regarding the compensation of executive officers to management, except that the attainment of each executive officer’s annual cash bonus is tied to that individual’s level of contribution to our strategic goals as determined by Mr. Trefler in consultation with the Compensation Committee and as further described below in this “Compensation Discussion and Analysis” section.

Additionally, Leon Trefler and Mr. Kra, our Senior Vice Presidents, Global Customer Success, will be provided an opportunity in 2020, as they have in past years, to receive additional performance-based compensation tied to the attainment of individual, business unit, and/or corporate goals established by Mr. Trefler, as further described below in this “Compensation Discussion and Analysis” section.

Objectives of Compensation Programs

Compensation Philosophy

The objective of our executive compensation program is to align executive compensation with the achievement of our strategic and financial goals. The program focuses on long-term indicators of the underlying success of our business, rather than on ancillary indicators such as our stock price or earnings per share that may be influenced by other factors and may not necessarily demonstrate the underlying success of our business. Our compensation philosophy is built upon principles of internal equity with respect to each executive’s role relative to others within the company, external competitiveness, recognition of performance against short and long-term goals, and the sharing of success. Therefore, our compensation program is primarily focused on internal and external benchmarking, and the level of attainment of target goals, most of which are shared goals relating to our overall performance.

Our compensation program is designed to reward superior performance by our executive officers. In measuring the contribution of the executive officers to Pegasystems, the Compensation Committee considers their performance relative to the applicable unit goals such as license signings, profit margins, additional financial metrics, and other specific objectives set by management. While compensation surveys are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual and company performance. Therefore, the Compensation Committee applies its judgment when reconciling the program’s objectives with the realities of retaining valued employees.

Benchmarking

In making compensation decisions, management and the Compensation Committee compare each element of total cash compensation against a peer group of business-to-business software companies that the Compensation Committee believes compete with us for executive talent and have similar present and/or projected revenue. In general, the Compensation Committee targets total cash compensation, consisting of base salary and bonuses (“Total Cash Compensation”) to our executive officers that is within the range of the 50th to 75th percentile of the Total Cash Compensation paid to the executive officers of the benchmark companies, with the exception of our Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant stockholder.

We believe that it is helpful to utilize data from a wide array of comparable companies in order to determine the best pay scales to apply to our executive compensation program. We primarily considered data from Radford, which we believe to have the most relevant and comprehensive data for this purpose.

Generally, the Radford surveys included data and breakout information from software companies based upon annual revenue. The surveys analyze compensation data from several hundred technology companies and provide specific data based on each executive officer’s role. Our primary benchmarks are from software companies with annual revenue ranging from $200 million to $5 billion, which we believe is the most relevant benchmark data for our executive compensation program, as we believe this accurately represents the companies from where we attract talent.

In addition to our standard benchmarking industry survey mentioned above, we review compensation practices of a select group of similar companies, which are benchmarked through the use of proxy statements, because one or more of the following applies: (a) they are of comparable size and revenue; (b) they are in a comparable industry; (c) they are within our geographic market; or (d) they compete with us for talent.

The list of companies below was used as our compensation benchmarking peer group for reviewing and evaluating our 2019 compensation program for our executive officers where there was data for comparable positions:

Akamai Technologies	Aspen Technology	Autodesk	Fair Isaac Corporation
Guidewire Software	Microstrategy	Nuance Communications	Oracle
PTC	RealPage	Salesforce.com	ServiceNow
Splunk	Tableau Software	Verint Systems	Workday

Our senior management uses this benchmarking data to review and recommend compensation levels for executive compensation and the Compensation Committee evaluates this data to determine whether the recommended levels of compensation are reasonable and consistent with the goal of providing Total Cash Compensation that is targeted within the 50th to 75th percentile of the Total Cash Compensation paid to the executive officers of the benchmark companies or industry surveys. In 2019, the target Total Cash Compensation of our named executive officers generally fell within that range, with the exception of our Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant stockholder.

Elements of Compensation

Elements of compensation for our executive officers consist of the following: base salary; annual bonus tied to the achievement of corporate goals; additional individual incentive compensation opportunities tied to the achievement of specific individual, business unit and/or corporate goals by our executive officers, the attainment of which supports our achievement of our corporate goals; equity awards comprised of both stock options and RSUs that vest over time; and other perquisites such as health, disability and life insurance, a match by Pegasystems of 401(k) defined contribution plan contributions, and Company-paid parking. Further analysis and discussion of each element are described in the chart below and the discussion that follows.

	Objective	Fixed/Variable
Base Salary	Attract and retain highly qualified leaders with market-competitive compensation structure.	Fixed

Bonus — CICP	Link pay with our performance. Reward achievement of our financial and strategic goals.	Variable

Additional Individual Incentive Compensation	Link pay with individual, business unit and/or corporate performance. Reward achievement of specific goals.	Variable

Equity Awards (Stock Options and RSUs)	Link pay with our long-term performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership.	Variable

Other Perquisites	Retain talent by providing financial protection and security.	Fixed

Base Salary

Cash compensation in the form of base salary is intended to reflect an executive’s knowledge, skills, and level of responsibility, as well as the economic and business conditions affecting Pegasystems. In determining the salary of each executive officer, the Compensation Committee reviews compensation for comparable positions in other software companies and in other similarly-sized companies contained in published surveys or gleaned from the public disclosure filings of publicly-traded companies, as noted in the “Benchmarking” section above. As discussed above, the Compensation Committee’s approach in 2019 was that Total Cash Compensation for our executive officers should be targeted between the 50th and 75th percentile of the Total Cash Compensation for similarly situated executives in comparable companies with the exception of our Chief Executive Officer who is compensated below the 50th percentile. On average, the base salaries of the executive officers for 2019, other than the Chief Executive Officer, comprise approximately 53% of their target Total Cash Compensation, with the remainder provided in the bonus portion of such compensation. The base salary of the Chief Executive Officer is

50% of his target Total Cash Compensation. Base salaries are set for our named executive officers at a regularly scheduled meeting of our Compensation Committee in the first quarter of the year. The Compensation Committee also approves the bonus payments based on the prior year’s results and the target bonus levels for the current year.

Bonus — CICP

Annual cash bonuses are intended to reward executive officers for the achievement of our financial and strategic goals. The mechanism that we use to determine whether, and to what extent, annual cash bonuses are paid to our executive officers is the CICP for executive officers, or the Executive Incentive Plan, that is approved by the Compensation Committee each year at a regularly scheduled meeting generally occurring in the first quarter of the year.

For purposes of the Executive Incentive Plan, the performance goals are divided into two categories. The first category is comprised of the corporate financial goals related to bookings and operating income, as approved by the Board of Directors in connection with establishing our annual budget, in the aggregate weighted at 70% of total achievement with, in 2019, bookings weighted at 45% and operating income weighted at 25%. The second category is comprised of the qualitative strategic goals as approved by the Board of Directors as part of our annual strategic planning, with the strategic goals in the aggregate weighted at 30% of total achievement. Together, these two categories make up a single performance target under the Executive Incentive Plan, or the Corporate Performance Target.

The percentage achievement of the Corporate Performance Target, or the Funding Percentage, determines the extent to which the Executive Incentive Plan is funded. The Executive Incentive Plan is funded with an amount equal to the aggregate target cash bonus amount for our named executive officers multiplied by the Funding Percentage, except that if the Funding Percentage is less than 70% then the Executive Incentive Plan is not funded at all. In 2019, if the Corporate Performance Target had been exceeded, the percentage achievement of the Corporate Performance Target for purposes of funding the Executive Incentive Plan would have been deemed equal to 100% with an opportunity for an enhanced incentive as determined by the Board of Directors in its discretion.

Once the Funding Percentage is determined, the actual bonus payment for each executive officer is subject to adjustment to reflect each individual’s level of contribution to our strategic goals, as determined by the Compensation Committee. Our strategic goals are established each year by our senior management team and describe our key operational initiatives related to strategy and organization alignment, selling transformation and product and delivery transformation. The Chief Executive Officer assesses each executive officer’s contribution to the overall operational plan and to such executive officer’s specific functional unit. The Compensation Committee determines and approves executive officer compensation and has the discretion to modify individual payout amounts to reflect an individual’s performance.

The target bonus levels established for our executive officers represent management’s and the Compensation Committee’s assessment of a very high level of achievement of specific goals. Where target bonus levels relate to financial goals that are also the subject of our published financial guidance, these goals are generally established at levels that represent over-performance in relation to the guidance that we publish at the beginning of each calendar year. For 2019, the Funding Percentage was 90%, which was consistent with our level of achievement of the Corporate Performance Target for the year.

Additional Individual Incentive Compensation

Additional cash incentives have historically been available to several executives other than our Chief Executive Officer based on the achievement of specific individual, business unit, and/or corporate performance goals established by Mr. Trefler. In addition, in 2019, Leon Trefler and Mr. Kra were eligible for sales incentive compensation related to the achievement of sales objectives set by our Chief Executive Officer.

Equity Awards

The Compensation Committee utilizes stock options and RSUs as long-term, non-cash incentives and as a means of aligning the long-term interests of executives and stockholders. In the case of stock options, this is because they do not become valuable to the holder unless the price of our stock increases above the fair market value of our stock on the date of grant. In the case of RSUs, an RSU delivers more value than a stock option to the holder if the price of our stock remains constant, but the value to the holder increases if our stock price increases over time.

Stock options deliver to the recipient a right to receive an option to purchase a specified number of shares of our common stock upon vesting, while RSUs deliver to the recipient a right to receive a specified number of shares of our common stock upon vesting. Unlike stock options, which require payment of the exercise price to purchase shares, RSUs do not require an additional payment by the executive officer at the time shares are issued. Therefore, RSUs provide value to our executives even if our stock price remains constant. Additionally, RSUs, while more expensive than options to the Company by approximately a three to one ratio, can be more efficient based upon the benefit to the executive in comparison to the cost to the Company. RSU grants do not result in the same amount of dilution upon issuance to our investors’ ownership as is caused by stock options, because the same incentive associated with options can be provided to the executive with RSUs, but with fewer shares ultimately issued. In determining the value of equity grants to recipients, we value our RSUs at the fair value of our common stock on the grant date, which is the closing price of our common stock on that date, less the present value of expected dividends, as the executive officers or other employees are not entitled to dividends during the requisite vesting period. We value our stock options using a Black-Scholes option valuation model. Equity awards for employees typically vest over a five-year period.

Executive officers and other employees may elect to receive 50% of their target incentive compensation under the Executive Incentive Plan in the form of RSUs instead of cash. As an added incentive, the number of RSUs receivable by executive officers and other employees is determined by dividing 50% of his or her target incentive compensation by an amount equal to 85% of the closing price of our common stock on the date of grant.

If elected pursuant to the Executive Incentive Plan, the equity grant occurs during the open trading period following the public release of our financial results for the prior year and vests 100% on the first anniversary of the date of grant. This typically coincides with the cash payout date for all participants. Vesting is conditioned upon threshold funding of the Executive Incentive Plan, and status as an active employee in good standing with satisfactory performance as of the vesting date. If these conditions are not met, the equity grant does not vest and expires.

Equity Award Granting Practices

Executive officers, and most employees, have typically received an initial equity grant upon joining us. Grants to newly hired employees are determined based upon a target financial value associated with their job type, rather than a predetermined number of options or RSUs based on an individual’s level of job responsibilities, which we believe improves our ability to more effectively communicate the value of equity grants to our employees. For all employee positions which are at the director level or above 50% of the target value is typically granted in stock options and 50% is granted in RSUs. For those employees who hold positions below the director level, equity is typically awarded 100% in RSUs.

The Compensation Committee also makes periodic grants of stock options and RSUs to the executive officers, typically on an annual basis. For periodic grants, the number of stock options and RSUs granted to an executive officer is determined by taking into consideration factors such as: (i) equity awards previously granted to the executive; (ii) the executive’s remaining equity awards exercisable and the value of those equity awards; (iii) the performance of the executive; (iv) the anticipated value that an executive will add to Pegasystems in the future; (v) the target value, as discussed above; (vi) the retentive value of equity awards; and (vii) competitive external market data. We expect to continue to grant periodic equity awards in the future.

Other Perquisites

In addition to the elements of compensation discussed above, we offer the executive officers Company-paid parking at our home office location in Cambridge, Massachusetts, and contributions towards medical, dental, vision, life, accidental death and dismemberment, and disability insurance premiums. We do not offer deferred compensation of any kind, nor do we offer retirement benefits other than a 401(k) defined contribution plan. We typically match 50% of contributions made by executive officers and other employees to the 401(k) plan, up to 6% of the executive officer’s or employee’s base salary. In 2019, the Compensation Committee approved quarterly, instead of annual, company matching contributions to the 401(k) plan for executives as well as employees.

Executive Incentive Plan

In February 2019, the Compensation Committee adopted the 2019 Executive Incentive Plan which covered the period from January 1 through December 31, 2019, or the Incentive Period. The 2019 Executive Incentive Plan was designed to establish a pool of funds to be available for making bonus payments to the executive officers if we achieved certain performance goals during the Incentive Period. The aggregate 2019 target cash bonus amount for our named executive officers was $1,360,450. For our Chief Executive Officer, the target bonus represented 100% of his earned base salary; for our Chief Financial Officer, the target bonus represented 65% of his earned base salary; for our Senior Vice President, Engineering, the target bonus represented 60% of his earned base salary; and for each of our Senior Vice Presidents, Global Customer Success, the target bonus represented 50% of their earned base salary given their additional opportunities to earn additional cash compensation in the form of individual incentive compensation and sales commissions as described further below. Based on our performance, the Board of Directors and Compensation Committee determined that the 2019 Funding Percentage would be 90%. The Compensation Committee has approved the 2020 Executive Incentive Plan. Under the 2020 Executive Incentive Plan, 45% of the plan funding will remain based on the attainment of bookings, or the total value of license signings, 25% based on operating income, and 30% based on the attainment of strategic as-a-service initiatives. Historically, the Compensation Committee has also approved a similar plan for our employees, with the exception of certain of our sales employees who are enrolled in a sales incentive compensation plan.

Chief Executive Officer Compensation

The Compensation Committee believes that the Chief Executive Officer continued to perform at a high level in 2019, and that his performance is not reflected in his salary. The Chief Executive Officer’s comparatively low salary has historically reflected his status as a significant stockholder, and, as such, his personal wealth is tied directly to sustained increases in our value.

Base Salary and Bonus

In 2019, the Chief Executive Officer’s salary remained $485,000. Under the 2019 Executive Incentive Plan the target bonus for the Chief Executive Officer was 100% of his earned base salary. In determining the Chief Executive Officer’s bonus for 2019, the Compensation Committee considered the factors described above and ultimately determined that he should be granted a bonus of $436,500 under the 2019 Executive Incentive Plan, representing a payment that is consistent with the 2019 Funding Percentage. Under the 2020 Executive Incentive Plan, the target bonus for the Chief Executive Officer will continue to be 100% of his earned base salary.

Equity

In 2019, in recognition of the Chief Executive Officer’s leadership driving our continued growth and market position and low to market cash compensation, which falls between the 25th and 50th percentile of the market range, the Compensation Committee provided Mr. Trefler with an equity grant valued at $5,000,000, which falls at approximately the 50th percentile. In 2020, the Compensation Committee also provided Mr. Trefler with a periodic equity grant valued at $5,000,000, in consideration of the above factors. Mr. Trefler’s equity awards are comprised of 50% stock options and 50% RSUs and vest on a five-year schedule.

Compensation for Other Named Executive Officers

Base Salary

For 2019, the Compensation Committee authorized base salaries for our named executive officers (other than our Chief Executive Officer) as follows:

	2019	2018	% Increase
Douglas Kra	$360,000	$350,000	2.9%
Michael Pyle	$377,000	$370,000	1.9%
Kenneth Stillwell	$445,000	$440,000	1.1%
Leon Trefler	$360,000	$350,000	2.9%

The base salaries of the named executive officers were increased effective January 1, 2019.

Bonus — CICP

Under the 2019 Executive Incentive Plan, our Chief Financial Officer’s target bonus represented 65% of his earned base salary; our Senior Vice President, Engineering’s, target bonus represented 60% of his earned base salary; and for each of Leon Trefler and Mr. Kra, our Senior Vice Presidents, Global Customer Success, the target bonus represented 50% of his earned base salary given his opportunity to earn additional cash compensation in the form of individual incentive compensation and sales commissions as described further below. For 2019, the Compensation Committee approved bonuses for our named executive officers under the 2019 Executive Incentive Plan consistent with the 2019 Funding Percentage. In 2019, Mr. Pyle, Mr. Stillwell, and Leon Trefler opted to receive 50% of their CICP payment in RSUs. Accordingly, for 2019 Mr. Kra received a cash bonus of $162,000; Mr. Pyle received a cash bonus of $101,790; Mr. Stillwell received a cash bonus of $130,163; and Leon Trefler received a cash bonus of $81,000.

Under the 2020 Executive Incentive Plan, the target bonuses for Mr. Stillwell and Mr. Pyle will represent 70% and 60% of those executive officers’ earned base salaries, respectively. For each of Leon Trefler and Mr. Kra, our Senior Vice Presidents, Global Customer Success, the target bonus will represent 50% of his earned base salary given his opportunity to earn additional cash compensation in the form of individual incentive compensation and sales commissions.

Additional Individual Incentive Compensation

In 2019, Leon Trefler and Douglas Kra, our Senior Vice Presidents, Global Customer Success, were each eligible to receive additional individual incentive compensation based upon the achievement of specific performance goals established by our Chief Executive Officer. Both Mr. Kra’s and Leon Trefler’s targets were $50,000 in additional individual incentive compensation for the achievement of operational metrics set by our Chief Executive Officer. For 2019, Mr. Kra received $23,525 and Leon Trefler received $43,250.

In addition, in 2019, Leon Trefler and Mr. Kra each had a target sales commission of $257,759 and $190,588, respectively, in additional incentive compensation related to the value of bookings achieved by us. For 2019, Leon Trefler’s and Mr. Kra’s actual additional incentive compensation in the form of sales commissions related to this goal was $261,411 and $165,160, respectively.

In 2020, Leon Trefler and Mr. Kra are also eligible to receive additional incentive payments based upon the performance of specific individual business unit and/or corporate goals tied to the achievement of operational objectives. In 2020, Leon Trefler’s and Mr. Kra’s targets are $50,000 in additional incentive payments. The executive officers will be eligible for these additional incentive payments based upon the level of achievement of their respective objectives. Our Chief Executive Officer will review each executive officer’s respective performance towards achieving these individual, business unit and/or corporate goals. In 2020, Leon Trefler and Mr. Kra will also have target sales commissions of $310,000 and $228,000, respectively.

Equity

In March 2019, the Compensation Committee approved a periodic equity grant for our named executive officers in the form of 50% stock options and 50% RSUs. All grants vest over the period of five years, with the exception of Mr. Pyle’s 2018 grant, which vests over a two-year period.

	12/31/2019	12/31/2018	% Increase
Douglas Kra	$850,000.00	$850,000.00	0.0%
Michael Pyle	$600,000.00	$300,000.00	100.0%
Kenneth Stillwell	$1,100,000.00	$1,000,000.00	10.0%
Leon Trefler	$1,000,000.00	$850,000.00	17.6%

Severance, Retention, and Change in Control Benefits

We have entered into employment offer letters with Messrs. Kra and Stillwell containing provisions for additional cash compensation upon termination of employment under certain circumstances. Specifically, each of these agreements provide for a lump-sum severance payment equal to six months of then-current base salary in the event that such officer’s employment is terminated by us without cause. In Mr. Stillwell’s agreement, an additional month of severance will be paid for each year of service with a maximum of 12 months total severance. In addition, for Mr. Stillwell, in the event of a sale of Pegasystems (as defined in our 2004 Long-Term Incentive Plan, as amended and restated, or the 2004 Long-Term Incentive Plan) and termination of Mr. Stillwell’s employment as Chief Administrative Officer, Chief Financial Officer, and Senior Vice President, all unvested stock options and RSUs would be subject to immediate full acceleration of vesting. The terms of these agreements are more fully described in the “Potential Payments upon Termination or Change in Control” section below.

Our primary rationale for these payments is that we believe that it is standard in our industry to provide a reasonable severance payment to certain high ranking executive officers in the event that they are terminated without cause, and that the absence of such arrangements might jeopardize our chances of hiring and retaining such executives. We limit such post-termination compensation arrangements to situations in which such executive officers are actually terminated, rather than those in which there is a mere change of control.

While these offer letters, which were previously filed with the SEC, do not specifically define what constitutes a termination “without cause,” in this context, we believe that the term “cause” would be construed consistently with Massachusetts case law, which generally defines it to mean, in this context, that we had a reasonable good faith basis for dissatisfaction with the employee, due to lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or grounds for discharge reasonably related, in our good faith judgment, to the needs of the business. There are, or were, no other conditions to the payment of the severance amount.

Under our 2004 Long-Term Incentive Plan, in the event of the sale of Pegasystems, the Board of Directors, acting through a majority of directors who are determined to be “independent directors” under the applicable Nasdaq rules, may, in its discretion, provide that all outstanding RSUs, unvested stock options or other stock-based awards granted under the plan shall be assumed or an equivalent option, right, unit, or restricted stock be substituted by the successor entity; accelerated in full prior to the effective date of the sale of Pegasystems; or cancelled as of the effective date of the sale of Pegasystems; or the Board of Directors may apply any combination of the foregoing.

Potential Payments Upon Termination or Change in Control

As discussed above, under the terms of their employment offer letters, if either Mr. Kra or Mr. Stillwell is terminated without cause, he would receive a lump-sum severance payment equal to six months of his then-current base salary. In addition, Mr. Stillwell would receive an additional month of severance for each year of service with a maximum of 12 months total severance. By way of example, if Mr. Kra had been terminated without cause on December 31, 2019, he would have received a severance payment of $180,000. If Mr. Stillwell had been terminated without cause on December 31, 2019, he would have received a severance payment of $333,750. In addition, in the event of a sale of Pegasystems and the termination of Mr. Stillwell’s employment as Chief Administrative Officer, Chief Financial Officer, and Senior Vice President, all his unvested stock options and RSUs would be subject to immediate full acceleration of vesting. If, on December 31, 2019, Mr. Stillwell had been terminated following a sale of Pegasystems, the value of his accelerated RSUs would have been $2,657,362.95, and the value of his accelerated stock options would have been $4,808,780.16, excluding out-of-the-money options. The value of accelerated unvested options as of December 31, 2019 is calculated by taking the difference between the closing price of our common stock on NASDAQ Global Select Market on the last trading day of the fiscal year ($79.65 on December 31, 2019) and the option exercise price and multiplying it by the number of accelerated options. For RSUs, the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units.

Additionally, as noted above, under our 2004 Long-Term Incentive Plan, in the event of the sale of the Company, the Board of Directors may provide that all outstanding RSUs, unexercised stock options or other stock-based awards granted under the plan would accelerate in full prior to the effective date of the sale of the Company. The table entitled “Outstanding Equity Awards at Fiscal Year-End” lists all outstanding equity awards held by our named executive officers as of December 31, 2019.

Impact of Regulatory Requirements

Our stock option and RSU grant policies are impacted by FASB ASC 718, formerly FAS 123(R), which we adopted on January 1, 2006. As a result of the adoption of this accounting policy, we have generally reduced the number of stock options granted to employees, as has been the case with many companies of similar size in our industry.

Prior to 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallowed a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer. Performance-based compensation was excluded from the compensation taken into account for purposes of the $1 million limit if certain requirements were met. Effective in 2018, the Tax Cuts and Jobs Act of 2017 modified Section 162(m) of the Code to eliminate the exception for performance-based compensation, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, the $1 million limit now applies to all named executive officers, including the chief financial officer, and to any individual who was a named executive officer in any tax year beginning after December 31, 2016. The Compensation Committee will continue to award compensation to our executive officers as it deems appropriate, even though it may not be fully deductible for purposes of Section 162(m). Accordingly, compensation attributable to our Executive Incentive Plan, additional individual incentive compensation, equity awards, or severance may not be fully deductible for the purposes of Section 162(m).

Compensation Practices Risk Assessment

We have conducted a risk assessment of our compensation programs for executive officers and all other employees. Our Finance, Legal, People Organization, Sales, and Compliance functions reviewed our compensation programs, practices and policies, referred to as the Compensation Programs. Management reviewed and discussed the findings of this review with the Compensation Committee, and with our Disclosure Committee, consisting of representatives from our Finance, Legal, Internal Audit, and Compliance departments.

Based upon this assessment, we have concluded that our Compensation Programs are balanced and do not, by design, motivate excessive risk taking by management and other employees.

As part of our risk assessment, we review our Compensation Programs to ensure they are consistent with current market practices. In determining that the programs contained an appropriate mix of risk and reward in relation to our strategy and long-term goals without encouraging excessive risk taking by management and other employees, the following elements were considered:

•

In general, compensation consists of a balanced mix of fixed and variable compensation. The fixed component, base salary, provides a stable income stream to employees, including management and executives, while variable compensation, consisting of annual bonuses, commissions for sales and certain services employees, provides compensation opportunities tied to our company performance and strategic initiatives;

•

Annual incentive payments, or bonuses, provide the potential for variable pay based upon the achievement of our annual financial and strategic business objectives. These objectives are set at the company level and are not based upon the results for any one individual, team or division. Our Board of Directors reviews and approves the corporate funding percentage. Moreover, the Compensation Committee determines and approves executive officer compensation and has the discretion to modify individual payout amounts to reflect an individual’s performance;

•

The incentive plans for our sales force align variable compensation with both short- and long-term goals. Commissions are payable on contract signing; however, our incentive plans permit us to recover the value of payments on sales commissions for client non-payment. Corporate controls require a risk-based approach for review and approve of customer contracts by Finance, Legal and Sales management prior to execution. Our senior management also reviews and approves material nonstandard contract terms; and

•

Equity awards, which are granted to most employees, may consist of both stock options and RSUs, and align employee equity compensation with our long-term success. Additionally, senior level employees receive equity compensation in both RSUs and stock options to further align their interests with those of our stakeholders, including our stockholders. Equity awards typically vest over five years and increase in value if our stock price increases over time. To further mitigate against risk, our equity incentive plan allows for the cancellation and forfeiture, as well as the clawback, of equity awards for employee misconduct.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees (excluding the Chief Executive Officer) (the “median employee”) was $128,252; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $5,933,824.

Based on this information, for 2019 the ratio of the annual total compensation of our Chief Executive Officer to the median employee was approximately 46 to 1.

During 2019, there have been no changes to our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure and there was no change in the circumstances of the employee identified as the median employee in 2018. Therefore, as permitted by SEC rules, we used the same median employee as disclosed in our Proxy Statement filed in 2019.

We combined all elements of the median employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $128,252. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement under the heading “Executive Compensation.”

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2019:

(in thousands, except per share amounts)	(a) Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Stock Options and Vesting of RSUs (4) (5)	(b) Weighted-average Exercise price per Share of Outstanding Stock Options (6)	(c) Number of Shares of Common Stock Remaining Available for Future Issuance (excluding those in column (a)) (7)
Equity compensation plans approved by stockholders (1)	9,986	$44.76	6,484
Equity compensation plans not approved by stockholders (2) (3)	15	$13.81	—

(1)

We currently maintain two equity compensation plans: the 2004 Long-Term Incentive Plan as amended and restated, the (“2004 Plan”) and the 2006 Employee Stock Purchase Plan as amended (“2006 ESPP”). In addition to the issuance of stock options, the 2004 Plan allows for the issuance of stock purchase rights and other stock-based awards, including RSUs. Our stockholders previously approved each of these plans and all amendments that were subject to stockholder approval. See “13. Stock-Based Compensation” in Item 8 of our Annual Report filed on Form 10-K for the year ended December 31, 2019 for additional information.

(2)

Includes stock options assumed in connection with our acquisition of Chordiant in 2010 and originally granted under the Chordiant Software, Inc. 2005 Equity Incentive Plan (“2005 Plan”). No additional awards were or may be granted under the 2005 Plan following the date of acquisition. This plan was not approved by our stockholders since it was adopted on the date of acquisition. In connection with our acquisition of Chordiant, all outstanding equity awards issued under the 2005 Plan with an exercise price of $3.00, on a post-split basis, or lower were assumed by us and converted into the right to receive 0.13 shares of Pegasystems common stock for every share of Chordiant common stock covered by such awards. All other outstanding equity awards issued under the 2005 Plan were cancelled. The 2005 Plan was approved by Chordiant’s stockholders and provided for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, RSAs, RSUs, and other forms of equity compensation. Awards granted under the 2005 Plan generally expire four to ten years after the grant date and generally become exercisable over a period of two to four years, with either yearly or monthly vesting.

(3)

In connection with our acquisition of In the Chat Communications Inc. on May 10, 2019 and in reliance on the Regulation D exemption from registration requirements under the Securities Act, we granted an employee the right to obtain up to 14,497 shares of our common stock, which will be issued in five equal tranches contingent upon continued employment. No general solicitation or advertising to market the securities occurred.

(4)

The number of shares of common stock issued upon exercise of vested stock options and vesting of RSUs will be less than the 10 million shown above because of the “net settlement” feature of most of these stock options and RSUs. This feature enables the Company to withhold shares to cover the cost to exercise stock options and, if applicable, to cover taxes due (in the case of stock options and RSUs) based on the fair value of the shares at the exercise date (in the case of stock options) or vesting date (in the case of RSUs), instead of selling all the shares on the open market to satisfy these obligations. The settlement of exercised stock options and vested RSUs on a net share basis will result in fewer shares issued by the Company.

(5)

During 2019, stock option and RSU holders net settled stock options and RSUs representing the right to purchase a total of 2.6 million shares, of which only 1.4 million were issued to the stock option and RSU holders, and the balance of the shares were surrendered to the Company to pay for the exercise price (in the case of stock options) and the applicable taxes (in the case of stock options and RSUs).

(6)	The weighted-average exercise price does not consider the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(7)	Includes approximately 0.6 million shares remaining available for issuance as of December 31, 2019 under the 2006 ESPP.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information required under applicable SEC rules about the compensation for 2019, 2018 and 2017 of our named executive officers:

	Year	Salary	Bonus (1)	Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total
Alan Trefler Chairman and Chief Executive Officer	2019	$485,000	$—	$2,500,006	(6)	$2,500,018	(6)	$436,500		$12,300	$5,933,824
	2018	$485,000	$—	$—		$—		$485,000		$11,250	$981,250
	2017	$470,000	$—	$—		$—		$399,500		$10,800	$880,300

Kenneth Stillwell Chief Administration Officer, Chief Financial Officer and Senior Vice President	2019	$445,000	$—	$720,229	(6)(7)	$550,004	(6)	$130,163	(8)	$12,300	$1,857,696
	2018	$440,000	$—	$655,388	(7)(9)	$500,446	(9)	$132,000	(8)	$11,250	$1,739,084
	2017	$415,000	$—	$271,549	(7)(10)	$125,046	(10)	$105,825	(8)	$10,800	$928,220

Douglas Kra Senior Vice President, Global Customer Success	2019	$360,000	$188,685	$425,038	(6)	$425,012	(6)	$162,000		$12,300	$1,573,035
	2018	$350,000	$167,430	$425,050	(9)	$425,388	(9)	$175,000		$11,250	$1,554,118
	2017	$350,000	$194,491	$325,028	(10)	$325,104	(10)	$140,000		$10,800	$1,345,423

Michael Pyle Senior Vice President, Engineering	2019	$377,000	$—	$433,201	(6)(7)	$300,015	(6)	$101,790	(8)	$12,300	$1,224,306
	2018	$370,000	$—	$430,694	(7)(9)	$—		$111,000	(8)	$11,250	$922,944
	2017	$363,000	$—	$328,206	(7)(10)	$—		$92,565	(8)	$10,800	$794,571

Leon Trefler Senior Vice President, Global Customer Success	2019	$360,000	$304,661	$605,968	(6)(7)	$500,007	(6)	$81,000	(8)	$12,300	$1,863,936
	2018	$350,000	$288,713	$528,061	(7)(9)	$325,104	(9)	$87,500	(8)	$11,250	$1,590,628
	2017	$350,000	$158,901	$407,424	(7)(10)	$300,050	(10)	$16,800	(8)	$10,800	$1,243,975

(1)	Represents (i) additional individual incentive compensation payments and (ii) sales commissions for Mr. Kra and Leon Trefler, which were earned during the year shown.
(2)

These amounts reflect the dollar amount of the aggregate grant date fair value of RSU awards granted in the years ended December 31, 2019, 2018 and 2017, in accordance with FASB ASC Topic 718. The calculation of the fair value of RSU awards is set forth in Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 12, 2020.

(3)

These amounts reflect the dollar amount of the aggregate grant date fair value of stock option awards granted in years ended December 31, 2019, 2018 and 2017 in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 12, 2020.

(4)	Represents cash bonuses earned under the CICP in the year shown and paid in the following year.
(5)	These amounts are comprised of our 401(k) match and Company-paid parking.
(6)	Represents RSU and option awards granted in March 2019 as part of the named executive officer’s 2018 compensation package.
(7)	These amounts include the named executive officer’s election to receive 50% of his target incentive compensation under the CICP in the year shown in the form of RSUs instead of cash.
(8)

Represents 50% of bonuses earned under the CICP in the year shown and paid in the following year due to the named executive officer’s election to receive 50% of his target incentive compensation under the CICP in the year shown in the form of RSUs and included in “Stock Awards”.

(9)	Represents RSU and option awards granted in March 2018 as part of the named executive officer’s 2017 compensation package.
(10)	Represents RSU and option awards granted in March 2017 as part of the named executive officer’s 2016 compensation package.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted during or for the fiscal year ended December 31, 2019 to each of the named executive officers:

		Estimated Future Payouts Under (1)								All Other Stock Awards: Number of Shares of Stock or Units (3)		All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Non-Equity Incentive Plan Awards					Equity Incentive Plan Awards
	Grant Date	Threshold		Target		Maximum (2)	Threshold	Target	Maximum
Alan Trefler		$339,500		$485,000		$—
	3/6/2019							$2,500,006		39,026				$2,500,006
	3/6/2019							$2,500,018				132,909	$64.35	$2,500,018
Kenneth Stillwell		$101,238	(5)	$144,625	(5)	$—
	3/6/2019							$170,210		2,650	(5)			$170,210
	3/6/2019							$550,019		8,586				$550,019
	3/6/2019							$550,004				29,240	$64.35	$550,004
Douglas Kra		$126,000		$180,000		$—
	3/6/2019							$425,038		6,635				$425,038
	3/6/2019							$425,012				22,595	$64.35	$425,012
Michael Pyle		$79,170	(5)	$113,100	(5)	$—
	3/6/2019							$133,149		2,073	(5)			$133,149
	3/6/2019							$300,052		4,681				$300,052
	3/6/2019							$300,015				16,770	$64.35	$300,015
Leon Trefler		$63,000	(5)	$90,000	(5)	$—
	3/6/2019							$105,915		1,649	(5)			$105,915
	3/6/2019							$500,052		7,806				$500,052
	3/6/2019							$500,007				26,582	$64.35	$500,007

(1)	All awards were made pursuant to our 2019 CICP.
(2)	There is no maximum payout amount, as additional incentives can be earned for performance above targets, as determined by the Board of Directors in its discretion.
(3)	All equity awards were made pursuant to our 2004 Long-Term Incentive Plan.
(4)

The amounts in the “Grant Date Fair Value of Stock and Option Awards” reflect the dollar amount of the aggregate grant date fair value for the option and RSU awards granted in 2019, in accordance with FASB ASC Topic 718.

(5)

Reflects the named executive officer’s election to receive 50% of his target incentive compensation under the 2019 CICP in the form of RSUs instead of cash. The number of RSUs granted will be determined by dividing 50% of the employee’s annual Target Incentive Opportunity by 85% of the closing price of our stock on the date of grant, less the present value of expected dividends during the vesting period. The 15% discount to the closing price, which is used to calculate the number of RSUs granted, provides an additional incentive to employees to acquire our stock.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of outstanding equity awards at December 31, 2019, previously granted to the named executive officers. All equity awards were granted under our 2004 Long-Term Incentive Plan.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options				Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (2)		Market Value of Shares or Units of Stock That Have Not Vested (3)
	Exercisable		Unexercisable
Alan Trefler	—		132,909		$64.35	3/6/2029
							39,026		$3,108,421
Kenneth Stillwell	—		74,031		$27.74	8/1/2026
	—		4,221		$44.30	3/2/2027
	—		17,838		$58.95	3/5/2028
	—		29,240		$64.35	3/6/2029
							15,307		$1,219,203
							1,279		$101,872
							5,541		$441,341
							8,586		$683,875
							2,650	(4)	$211,073
Douglas Kra	13,700		—		$18.03	3/7/2022
	26,026		—		$20.05	3/7/2024
	28,846		1,519		$20.49	3/2/2025
	24,264		8,089		$25.20	3/9/2026
	13,410		10,972		$44.30	3/2/2027
	8,164		15,163		$58.95	3/5/2028
	—		22,595		$64.35	3/6/2029
							558		$44,445
							2,762		$219,993
							3,325		$264,836
							4,710		$375,152
							6,635		$528,478
Michael Pyle	13,700		—		$18.03	3/7/2022
	22,772		—		$20.05	3/7/2024
	28,846		1,519		$20.49	3/2/2025
	17,647		5,883		$25.20	3/9/2026
	—	(6)	16,770	(6)	$64.35	3/6/2029
							558		$44,445
							2,009		$160,017
							2,550	(5)	$203,108
							4,681	(6)	$372,842
							2,073	(4)	$165,114
Leon Trefler	59,165		—		$11.05	12/12/2022
	24,553		—		$20.05	3/7/2024
	28,678		1,687		$20.49	3/2/2025
	26,471		8,824		$25.20	3/9/2026
	13,410		10,972		$44.30	3/2/2027
	8,164		15,163		$58.95	3/5/2028
	—		26,582		$64.35	3/6/2029
							620		$49,383
							3,013		$239,985
							3,325		$264,836
							4,710		$375,152
							7,806		$621,748
							1,649	(4)	$131,343

(1)

Unless otherwise noted, stock options vest on a five-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years. Options expire ten years from the grant date.

(2)	Unless otherwise noted, RSUs vest on a five-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years.
(3)	Market value is calculated using a share price of $79.65, the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2019.
(4)

Includes RSUs granted in connection with the named executive officer’s election to receive 50% of his target incentive compensation under the 2019 CICP in the form of RSUs instead of cash, which vests in full one year from the grant date.

(5)	Includes RSUs which vest 50% one full year from the grant date and the remaining 50% vest two full years from the grant date.
(6)

Includes awards which vest on a four-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining three years. Options expire ten years from the grant date.

Option Exercises and Stock Vested Table

The following table sets forth certain information with respect to stock option exercises and the vesting of restricted stock units for each of the named executive officers during the fiscal year ended December 31, 2019:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Alan Trefler	—	$—	—	$—
Kenneth Stillwell	57,065	$2,072,111	14,938	$1,031,021
Douglas Kra	25,064	$1,424,363	8,955	$626,006
Michael Pyle	25,272	$1,436,300	11,313	$761,215
Leon Trefler	19,010	$1,039,009	11,154	$771,453

(1)	This amount is equal to the difference between the fair market value of the shares acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.
(2)	This amount is the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee for the year ended December 31, 2019 were, and to date are, Sharon Rowlands (Chair), Richard Jones, Dianne Ledingham and Larry Weber. None of the members of our Compensation Committee were, at any time during 2019, an officer or employee of Pegasystems or any of its subsidiaries. Richard Jones served as our President and Chief Operating Officer from October 1999 to September 2002, and was a part-time employee of Pegasystems from July 2002 to July 2007. Neither Dianne Ledingham, Sharon Rowlands nor Larry Weber has ever been an officer or employee of the Company or any of its subsidiaries. None of the members of our Compensation Committee had any relationship with us during 2019 that was required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and the holders of more than 10% of our common stock, to file reports with the SEC disclosing their ownership of our stock and changes in such ownership. Directors, executive officers, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of our records and written representations by persons required to file these reports, during 2019, all filing requirements under Section 16(a) were complied with in a timely fashion, with the exception of three late Section 16(a) filings, including: one transaction reported on a Form 4/A filed on March 18, 2019 on behalf of

Richard H. Jones, one transaction reported on a Form 4/A filed on June 5, 2019 on behalf of Kenneth Stillwell, and one transaction reported on a Form 4 filed on June 12, 2019 on behalf of Alan Trefler.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent we specifically incorporate any such report by reference into such filing.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, with management, and, based on such review and discussion, recommended to the Board of Directors its inclusion in this proxy statement.

Compensation Committee:

Sharon Rowlands, Chair

Richard Jones

Dianne Ledingham

Larry Weber

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The primary duties and responsibilities of the Audit Committee are to: (1) select and engage our independent registered public accounting firm; (2) serve as an independent and objective party to monitor our internal controls over financial reporting and disclosure controls; (3) review and appraise the audit efforts of our independent registered public accounting firm and internal audit functions; (4) review the independent registered public accounting firm’s fees; (5) ensure professional handling of employee complaints through our hotline process for the reporting of concerns regarding questionable accounting or auditing matters which is monitored by our compliance team; and (6) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors. The Audit Committee is also responsible for overseeing legal compliance and risk management matters, including our Code of Conduct.

The Audit Committee consists of three members, each of whom is an “independent director” as defined by Nasdaq Rule 5605(c)(2). The Board of Directors has determined that the members of the Audit Committee satisfy the requirements of the Nasdaq Rules as to independence, financial sophistication, and expertise. In addition, the Board of Directors has determined that Messrs. O’Halloran and Lafond are each an “audit committee financial expert” as defined by SEC rules. The Audit Committee operates under a written charter, approved by the Board of Directors, which was last reviewed and amended in August 2019.

In fulfilling its oversight responsibilities regarding our 2019 financial statements, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 1301 — Communications with Audit Committees, issued by the Public Company Accounting Oversight Board

(United States), and SEC Regulation S-X Rule 2-07, including the process used by management in formulating particularly sensitive accounting estimates (including significant tax positions) and the basis for the conclusions of the independent registered public accounting firm regarding the reasonableness of those estimates.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) and the requirements of the Securities and Exchange Commission. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management and Pegasystems, consistent with the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audits in 2019. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits, the understanding of our internal controls, and the overall quality of our financial reporting. The Audit Committee held four meetings during 2019.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Audit Committee has also selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Audit Committee:

James O’Halloran, Chair

Peter Gyenes

Christopher Lafond

PROPOSAL 3 — APPROVAL OF THE AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, our stockholders will be asked to approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan (the “Plan”). The Plan was originally approved by our stockholders in June 2004. As originally approved, the total number of authorized shares available for grant under the Plan was 7,000,000, and the Plan’s term would run until March 10, 2014. The Plan was amended and approved by our stockholders in July 2011. As amended and approved in 2011, 5,000,000 shares were added to the authorized grant amount to increase that amount to 12,000,000 shares, and the term was extended to May 18, 2021. In 2014, our Board of Directors approved a two-for-one stock split of our common stock. As a result, the amount of shares authorized for issuance under the Plan doubled from 12,000,000 to 24,000,000. The Plan was approved by the stockholders on June 10, 2016. As amended and approved in 2016, 6,000,000 shares were added to the authorized grant amount to increase that amount to 30,000,000 shares, and the term was extended to June 10, 2026. The Plan was amended and adopted by the Board on May 23, 2017. As amended and adopted in 2017, changes were made to termination of employment, death or disability, and retirement sections.

If this proposal is approved, 6,000,000 shares will be added to the authorized grant amount to increase that amount to 36,000,000 shares. We estimate that we will have used approximately 25,909,613 shares by March 31, 2020 from our current authorization of 30,000,000 shares, leaving approximately 4,090,387 remaining shares authorized under the Plan (including shares from cancellations of stock options and RSUs). We believe that the proposed increase in shares will suffice for the Plan for at least the next three years. In addition, this year, together with legal counsel, we identified a number of provisions in the Plan to be removed in response to changes to Section 162(m) of the Internal Revenue Code made by federal tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017. Although not all these changes are required to be approved by stockholders under applicable law or regulation, we have included these discretionary amendments in a single amendment and restatement of the Plan that we are submitting for stockholder approval at the Annual Meeting. The Plan is also being amended to permit delegation by the Compensation Committee to our employees, in accordance with applicable law, of the authority to approve awards under the Plan.

In summary, the proposed amendments to the Plan would:

•	increase the total number of authorized shares under the Plan by 6,000,000 shares, so that the aggregate number of awards that may be granted under the Plan is 36,000,000 shares;

•	extend the term of the Plan from June 10, 2026 through June 23, 2030;

•	remove certain 162(m)-related plan provisions that are now outdated due to changes in applicable law.

We believe that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a Company. Equity awards are a very effective retention tool that encourages and rewards employee performance that aligns with stockholders’ interests. We believe that the Plan as proposed to be amended and restated is an essential, up-to-date platform to accomplish these objectives, and we request your approval of the Plan.

On April 28, 2020, our Board of Directors adopted, subject to stockholder approval, the amended and restated Plan described above. The above summary of the Plan, as so amended and restated, does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A to this proxy statement.

The Board of Directors recommends that you vote FOR the approval of the Plan, and proxies solicited by the Board will be voted in favor of the Plan unless a stockholder has indicated otherwise on the proxy.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, to promote the success of our business, and to continue to link employee compensation with our performance. Options, RSUs, stock purchase rights and other stock-based awards may be granted under the Plan.

Administration

Subject to the provisions of the Plan, the Committee has authority in its discretion to: (1) determine fair market value of our common stock; (2) select employees, directors and consultants to whom awards may be granted; (3) determine the number of shares covered by awards; (4) approve forms of agreements for use under the Plan; (5) determine the terms and conditions of awards; (6) determine whether and under what circumstances an option may be settled in cash instead of common stock; (7) reduce the exercise price or purchase price of any award to the then fair market value if the fair market value has declined since the date of grant (with shareholder approval); (8) initiate a program whereby outstanding options are exchanged for options with a lower exercise price (with shareholder approval); (9) prescribe, amend or rescind rules and regulations relating to the Plan; (10) construe and interpret the terms of the Plan and awards granted pursuant to the Plan; (11) subject awards granted pursuant to the Plan to forfeiture, setoff, recoupment or other recovery if the Committee determines in good faith that such action is required by applicable law or Company policy; and (12) modify terms of the Plan or adopt additional terms and conditions in order to facilitate the granting of awards in foreign jurisdictions. In addition, to the extent permitted by applicable law, the Committee may delegate to one or more employees of the Company the power to grant awards and exercise such other powers under the Plan as the Committee may determine; provided, however, that the Committee shall fix the maximum number of shares issuable to any one participant pursuant to awards granted by such employee.

Shares Subject to the Plan

The stock subject to options and awards under the Plan is authorized but unissued shares of our common stock or shares of treasury common stock. Any shares subject to an option that for any reason expires or is terminated unexercised as to such shares and any restricted stock that is forfeited and repurchased by us at not more than its exercise price as a result of the exercise of a repurchase option may again be the subject of an option or award under the Plan. The number of shares of common stock that may be issued under the Plan may not exceed 36,000,000 shares, subject to adjustment, as described below. On March 31, 2020, the closing sale price of our common stock was $71.23 per share.

Non-employee Director Limits

In addition, the maximum number of shares subject to awards granted during a single fiscal year to any non- employee director under this plan and under any other equity plan maintained by us, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any award granted in a previous fiscal year).

Eligibility

Nonstatutory stock options, or NSOs, RSUs, stock purchase rights and other stock-based awards (other than incentive stock options) may be granted to employees, directors, and consultants. Incentive stock options, or ISOs, may be granted only to employees. Each option will be designated in the stock option agreement as either an ISO or a NSO. Notwithstanding the terms of any award under the Plan, in the event of certain misconduct by a participant, all awards to that participant will be terminated and all shares acquired by the participant under the Plan will be subject to repurchase by us at any time within 180 days after we have knowledge of such misconduct. In addition, awards under the Plan and shares obtained pursuant to or upon exercise of such awards are subject to forfeiture, setoff, recoupment or other recovery if the Committee determines in good faith that such action is required by applicable law or Company policy.

Terms and Conditions of Options

Exercise Price. The exercise price for shares issued upon exercise of options will be determined by the Committee. The exercise price of ISOs may not be less than 100% of the fair market value on the date the option is granted. The exercise price of ISOs granted to a 10% or greater stockholder may not be less than 110% of the fair market value on the date of grant.

Form of Consideration. The means of payment for shares issued upon exercise of an option will be specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note of the participant, wire transfer, other shares of our common stock (with some restrictions), consideration received by us under a cashless exercise program implemented by us in connection with the Plan, or any combination of the foregoing.

Term of Options. The term of an option may be no more than ten years from the date of grant, except that the term of an incentive stock option granted to a 10% or greater stockholder may not exceed five years from the date of grant.

Termination of Service. No option may be exercised more than three months following termination other than by reason of the participant’s death, disability or retirement, or such other period as set forth in the option agreement. If, on the date of termination, a participant is not fully vested, the shares covered by the unvested portion will revert to the Plan unless the Committee has determined that all or part of the unvested portion of the Option will continue to vest following termination of Service, in which the case the Shares covered by portion of the Option that will continue to vest will not revert to the Plan until the vesting of those Shares is no longer possible. If, after termination of Service, the Participant does not exercise his or her Option within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

Death or Disability. An option is exercisable for 12 months following death of the participant or 24 months following termination for a disability or such other period as set forth in the option agreement. If, on the date of death or termination, a participant is not fully vested, the shares covered by the unvested portion will revert to the Plan on the last day of the 12th month following the date of the Participant’s death unless the Committee earlier determines that all or part of the unvested portion of the Option will become vested as the date of the Participant’s death and/or will continue to vest following the death of the Participant, in which case the Shares covered by the unvested portion of the Option will not revert to the Plan until the vesting of those Shares is no longer possible. If the Option is not so exercised within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

Retirement. Upon retirement at or after the age of 60, with no intention to continue to provide services, whether as an employee, director, independent contractor or otherwise, to any other person or entity and with the intention of concluding the Employee or Director’s working or professional career, an option is exercisable for 24 months following retirement or such other period as set forth in the option agreement. If, on the date of retirement, a participant is not fully vested, the shares covered by the unvested portion will revert to the Plan unless the Committee has determined that all or part of the unvested portion of the Option will continue to vest following termination of Service, in which case the Shares covered by the portion of the Option that will continue to vest will not revert to the Plan until the vesting of those Shares is no longer possible. If after termination of Service, the Participant does not exercise his or her Option within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the plan.

Other Provisions. The stock option agreement for each option grant may contain other terms, provisions and conditions not inconsistent with the Plan, as may be determined by the Committee.

Restricted Stock Units

The Committee may grant RSUs under the Plan with such terms and conditions as the Committee shall determine. Each RSU represents the right to acquire a share of our common stock in the future, with the future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions. A participant may not vote the shares represented by an RSU, but an RSU award may provide a participant with the right to receive dividend equivalent payments with respect to the common stock subject to the award (both before and after such common stock is vested).

Terms and Conditions of Stock Purchase Rights

Rights to Purchase. Stock purchase rights may be issued either alone, in addition to, or in tandem with, other awards granted under the Plan and/or cash awards made outside of the Plan.

Right of Repurchase. Unless the Committee determines otherwise, the stock purchase agreement will grant us the right to repurchase the stock sold upon the termination of the participant’s service to us or upon the failure to satisfy any performance objectives or other conditions specified in the stock purchase agreement. The repurchase price will be the purchase price paid by the participant or the purchase price for Restricted Shares repurchased pursuant to the Right of Repurchase shall be the purchase price paid by the Purchaser or such other price determined by the Committee and set forth in the Stock Purchase Agreement, and may be paid by cancellation of any indebtedness of the Purchaser to the Company. The repurchase right will lapse upon such conditions or at such rate as the Committee may determine and set forth in the stock purchase agreement.

Other Stock-Based Awards

The Committee will have the right to grant other awards based upon our common stock, having such terms and conditions as the Committee may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

Adjustments

Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, (1) the number and class of securities available under the Plan, (2) the per-participant limit and the non-employee director limit, (3) the number and class of securities and exercise price per share subject to each outstanding award, (4) the price per share at which outstanding restricted shares may be repurchased, and (5) the terms of each other outstanding award shall be appropriately adjusted (or substituted awards may be made, if applicable) to the extent that the administrator of the Plan shall determine, in good faith, is necessary and appropriate.

Dissolution or Liquidation. The Committee in its discretion may provide for a participant to have the right to exercise his or her award until 15 days prior to any dissolution or liquidation of Pegasystems. To the extent not previously exercised, an award will terminate immediately prior to the consummation of any proposed dissolution or liquidation.

Sale of the Company. Except as otherwise provided in any stock option agreement, stock purchase agreement, RSU agreement or other document evidencing such rights, in the event a third party acquires a majority of the voting power of Pegasystems, whether through the sale of substantially all our assets, the sale of our voting securities or a merger or consolidation, the Committee, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding award, accelerate the vesting of options or RSUs and terminate any restrictions on stock awards, or cancel awards for a cash payment to the participant.

Limits on Transferability

An ISO granted under the Plan may not be transferred during a participant’s lifetime and will not be transferable other than by will or by the laws of descent and distribution following the participant’s death. With the permission of the Committee, NSOs, stock purchase rights, RSUs or shares granted under the Plan may be assigned during a participant’s lifetime to members of the participant’s family or to a trust established for such family members or the participant’s former spouse pursuant to the participant’s estate plan or pursuant to a domestic relations order.

Amendment and Termination

Our Board may at any time amend, alter, suspend or terminate the Plan. The Board will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. Except as otherwise provided in the Plan, no amendment, alteration, suspension or termination of the Plan shall materially and adversely impair the rights of any participant, unless mutually agreed in writing.

Federal Income Tax Consequences

Incentive Stock Options (“ISOs”)

The following general rules are applicable under current United States federal income tax law to ISOs granted under the Plan:

1.

In general, no taxable income results to the optionee upon the grant of an ISO or upon the exercise of the ISO, and no corresponding federal tax deduction is allowed to the Company upon either grant or exercise of an ISO.

2.

If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

3.

If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4.

In any year that an optionee recognizes ordinary income as the result of a Disqualifying Disposition, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

5.

Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain to the optionee.

6.	Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

7.

An optionee may be entitled to exercise an ISO by delivering shares of the Company’s common stock to the Company in payment of the exercise price, if so provided by the Committee. If an optionee exercises an ISO in such fashion, special rules will apply.

8.

In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to

“alternative minimum taxable income” reduced by a statutory exemption. In general, the amount by which the value of the common stock received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

9.	Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

Nonstatutory Stock Options (“NSOs”)

The following general rules are applicable under current federal income tax law to NSOs granted under the Plan:

1.	The optionee generally does not realize any taxable income upon the grant of a NSO, and the Company is not allowed a federal income tax deduction by reason of such grant.

2.

The optionee generally will recognize ordinary income at the time of exercise of a NSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

3.

When the optionee sells the shares acquired pursuant to a NSO, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4.	The Company generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes ordinary income.

5.

An optionee may be entitled to exercise a NSO by delivering shares of the Company’s common stock to the Company in payment of the exercise price, if so provided by the Committee. If an optionee exercises a NSO in such fashion, special rules will apply.

6.	Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

Awards and Purchases

The following general rules are applicable under current federal income tax law to awards of RSUs or the granting of opportunities to make direct stock purchases under the Plan:

1.

The recipient of RSUs will not recognize taxable income at the time of a grant of a RSU, and the Company will not be entitled to a tax deduction at that time. The recipient will recognize compensation taxable as ordinary income, however, at the time of the settlement of the award, equal to the fair market value of any shares delivered and the amount of cash paid.

2.

The purchaser of unrestricted shares will recognize compensation taxable as ordinary income at the time of the grant, equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.

3.

The purchaser of restricted shares will not recognize taxable income at the time of a grant of shares of restricted shares, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at that time. If that election is made, the participant will recognize compensation taxable as ordinary income at the time of the grant, equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income at the time the restrictions lapse, in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares.

4.

In addition, a participant receiving dividends with respect to restricted shares for which the above-described election has not been made, and prior to the time the restrictions lapse, will recognize compensation taxable as ordinary income rather than dividend income.

Other Tax Considerations

A participant who receives accelerated vesting, exercise or payment of awards contingent upon or in connection with a change of control may be deemed to have received an “excess parachute payment” under Section 280G of the Code. In such event, the participant may be subject to a 20% excise tax and the Company may be denied a tax deduction for such payments.

It is the intention of the Company that awards will comply with Section 409A of the Code regarding nonqualified deferred compensation arrangements or will satisfy the conditions of applicable exemptions. However, if an award is subject to and fails to comply with the requirements of Section 409A, the participant may recognize ordinary income on the amounts deferred under the award, to the extent vested, prior to the time when the compensation is received. In addition, Section 409A imposes a 20% penalty tax, as well as interest, on the participant with respect to such amounts.

The foregoing general tax discussion is intended for the information of the Company’s shareholders considering how to vote with respect to this proposal, and not as tax guidance to participants in the Plan.

PROPOSAL 4 — ADVISORY (NON-BINDING) SHAREHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE

A shareholder of the Company has advised the Company that the shareholder intends to present the proposal set forth below at the 2020 Annual Meeting. The name and address of, and the number of shares owned by, such shareholder will be provided upon written request to the Corporate Secretary.

In accordance with the proxy regulations of the Securities and Exchange Commission, the following is the complete text of the proposal exactly as submitted to the Company, for which the Company accepts no responsibility. The proposal is required to be voted upon at the 2020 Annual Meeting only if properly presented as the meeting. As an advisory vote, the results of this vote will not be binding on the Board or the Company.

As explained below, the Board unanimously recommends that you vote “AGAINST” the proposal.

Proposal 4 — Phase in Simple Majority Vote

RESOLVED, Pegasystems, Inc (“PEGA” or “Company”) shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws to take effect within four years. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is also important that our company take each step necessary to avoid a failed vote on this proposal topic.

Supporting Statement: Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School (https://papers.ssrn.com/sol3/papers.cfm?abstract_id=593423).

Large funds, such as T. Rowe Price, BlackRock, SSgA and Northern Trust generally support elimination of supermajority requirements, since most view them as an entrenchment device for management. For example, BlackRock’s Proxy Voting Guidelines for U.S. Securities (https://www.blackrock.com/corporate/literature/fact-sheet/blk-responsible-investment-guidelines-us.pdf) includes the following:

We generally favor a simple majority voting requirement to pass proposals. Therefore, we will support the reduction or the elimination of supermajority voting requirements to the extent that we determine shareholders’ ability to protect their economic interests is improved.

Last proxy season, according to data obtained through ProxyInsight, shareholder proposals on this topic won over:

•	90% of the vote at Legg Mason, Axon Enterprise, L Brands, Skyworks Solutions, Leidos Holdings.

•	70% of the vote at Netflix, New York Community Bancorp, Xerox, OGE Energy, Dean Foods, Sonoco Products.

Consideration should also be given to the fact that PEGA shareholders have no right to proxy access to nominate directors and have very limited written consent and special meeting rights.

Shareholders need a real voice through governance reforms, including a Simple Majority Vote standard, to take effect within four years. Please vote to enhance shareholder value.

Phase in Simple Majority Vote — Proposal 4

Pegasystems Opposing Statement

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe it is in the best interests of the Company, its shareholders and all Pegasystems constituencies.

A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company’s shareholders. However, the Company’s articles of organization and bylaws and/or Massachusetts law provide for higher voting requirements in narrow circumstances, such as:

a.

acquisition of the Company by merger, share exchange or sale of assets (Massachusetts law requires approval by two-thirds of all the shares entitled to vote on the transaction or such lesser percentage vote provided for in the Company’s articles of organization) [See MGL Ch. 156D, Sections 11.04(5) and 12.02(c)];

b.

certain business combination transactions with an “interested shareholder” (subject to certain exceptions, Massachusetts law requires such transactions to be approved by the holders of at least two-thirds of the outstanding stock (excluding shares held by the interested shareholder) unless the Company has elected to “opt-out” in its articles of organization or bylaws);

c.

amendments of certain fundamental provisions of the Company’s articles of organization (Massachusetts law requires approval by two-thirds of all shares entitled to vote or such lesser percentage vote provided for in the Company’s articles of organization) [See MGL Ch. 156D, Section 10.03(e).];

d.

voluntary dissolution of the Company (Massachusetts law requires approval by two-thirds of all the votes entitled to be cast or such lesser percentage vote provided for in the Company’s articles of organization) [See MGL Ch. 156D, Section 14.02(e).];

e.	action by written consent of shareholders (the Company’s bylaws require such consent to be unanimous);

f.

action taken at a shareholder meeting (other than election of directors) on a matter not approved by the Board (the Company’s bylaws require approval by the holders of shares representing a majority of the votes entitled to be cast);

g.

conflict of interest transactions involving a director of the Company (Massachusetts law and the Company’s bylaws provide for such transactions not to be voidable if approved by the holders of a majority of shares entitled to be cast (excluding shares owned by or voted under the control of the conflicted director)); and

h.	election of directors (the Company’s bylaws provide for directors to be elected by a majority of votes entitled to be cast in an election of directors by all issued and outstanding shares).

The Board believes that a key element of the Company’s current and future success is its “brand promise” of independence. The Company’s software is strategic and clients and prospects depend on its ongoing enhancement. Thus, the possibility of the Company being acquired is of great concern to the Company’s prospects, clients and staff. This concern is understandable since it is common, after such acquisitions, for product/technical leadership to leave and for innovation to slow.

The higher voting requirements described in (a) — (f) above are intended to support our brand promise of independence and relate to fundamental elements of our corporate governance. These provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed instead to encourage a potential acquiror to negotiate directly with the Board, which the Board believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of the Company, its shareholders and all Pegasystems constituencies, and to protect against abusive takeover tactics. Each of these voting requirements has been in effect since before the Company’s initial public offering in 1996.

The Board believes that the higher voting requirements described in (g) and (h) are consistent with good corporate governance.

Accordingly, the Board recommends that shareholders vote AGAINST this proposal.

PROPOSAL 5 — RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020. Deloitte & Touche LLP audited our financial statements for the fiscal year ended December 31, 2019. Although stockholder approval of the selection of Deloitte & Touche LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board of Directors will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Deloitte & Touche LLP, independent registered public accounting firm, audited our financial statements for the fiscal years ended December 31, 2019 and December 31, 2018.

The following table shows the fees for audit and other services provided by Deloitte & Touche LLP:

(in thousands)	2019	2018
Audit fees (1)	$2,550	$2,410
Audit related fees (2)	—	256
Tax fees (3)	330	216
All other fees (4)	90	25

	$2,970	$2,907

(1)

Represents fees billed for professional services provided in connection with the annual audit, including the audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q and statutory audits required internationally.

(2)

Represents fees billed for professional services provided in connection with the adoption of Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)” issued by the Financial Accounting Standards Board.

(3)	Represents fees billed in the applicable year for tax compliance, tax advice and tax planning services.
(4)

Represent fees billed for advisory services in 2019, the subscription to an online accounting research tool and registration for a human resources conference in 2019 and 2018 and the the subscription to a human resources tool in 2018.

Audit Committee Pre-Approval Policy and Procedures

Our Audit Committee pre-approves all services provided by our independent registered public accounting firm, for the purpose of maintaining the independence of our independent registered public accounting firm, a Public Company Accounting Oversight Board Registered Firm. For audit services, each year the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Management also submits to the Audit Committee a description of non-audit services that it recommends the independent registered public accounting firm to perform, and provides an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services would not compromise the independence of the auditors and would be permissible under all applicable legal requirements. The Audit Committee must approve both the non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee periodically as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by us for those services.

All audit and non-audit services provided by Deloitte & Touche LLP in 2019 and 2018 were pre-approved by the Audit Committee.

APPENDIX A

PEGASYSTEMS INC.

2004 LONG-TERM INCENTIVE PLAN

(as amended and restated and adopted by the Board on April 28, 2020 Approved by the stockholders on June XX, 2020)

1.    Purposes of the Plan. The purposes of this 2004 Long-Term Incentive Plan, as amended and restated, are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business. Options, Stock Purchase Rights, Restricted Stock Units, and other stock-based awards may be granted under the Plan.

2.    Definitions. As used herein, the following definitions shall apply:

(a)    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(b)    “Award” means any Option, Stock Purchase Right, Restricted Stock Unit, or other stock-based award granted pursuant to the Plan.

(c)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)    “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto. Reference to any particular Code section shall include any successor section.

(e)    “Committee” means a committee of Directors appointed by the Board in accordance with Section 5(a) hereof.

(f)    “Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

(g)    “Company” means Pegasystems Inc., a Massachusetts corporation.

(h)    “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to a Related Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for a Related Company’s securities; and the consultant or adviser is a natural person who has contracted directly with a Related Company to render such services.

(i)    “Director” means a member of the Board.

(j)    “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.

(k)    “Employee” means any person, including Officers and Directors, employed by a Related Company who is subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by a Related Company or (ii) transfers between locations of a Related Company or between the Related Companies, or any successor. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of leave of absence approved by the Related Company is not so guaranteed, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option on the first day immediately following the date that is six (6) months after such leave commenced and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto. Reference to any particular Exchange Act section shall include any successor section.

(m)    “Exercise Price” or “Purchase Price” means the per Share price to be paid by a Participant or Purchaser to exercise an Option or Stock Purchase Right.

(n)    “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

i.

If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market (“Nasdaq”), (a) for purposes of determining the exercise price of an Option on the date of grant, Fair Market Value shall be the closing price (excluding “after hours” trading) for a share of such stock on that day (or, if the Common Stock is not traded on that day, on the last trading day preceding such date), and (b) for all other purposes, Fair Market Value shall be the closing price (excluding “after hours” trading) for a share of such stock on the last trading day preceding such date, in each case as reported in The Wall Street Journal or such other source as the Committee deems reliable;

ii.

If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, (a) for purposes of determining the exercise price of an Option on the date of grant, Fair Market Value shall be the mean between the highest bid and lowest asked prices (excluding “after hours” trading) for a share of the Common Stock on that day (or, if there are no quotes for that day, on the last day preceding such date for which quotes were available), and (b) for all other purposes, Fair Market Value shall be the mean between the highest bid and lowest asked prices (excluding “after hours” trading) for a share of the Common Stock on the last day preceding such date; or

iii.	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

(o)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

(p)    “Nonstatutory Stock Option” means an Option (or portion thereof) that is not designated as an Incentive Stock Option by the Committee, or which is designated as an Incentive Stock Option by the Committee but fails to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(q)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(r)    “Option” means a stock option granted pursuant to the Plan.

(s)    “Option Exchange Program” means a program whereby outstanding Options are exchanged for Options with a lower Exercise Price.

(t)    “Optioned Stock” means the Common Stock subject to an Option or a Stock Purchase Right.

(u)    “Parent” means a “parent corporation,” whether now or hereafter existing, as a defined in Section 424(e) of the Code.

(v)    “Participant” means the holder of an outstanding Award.

(w)    “Plan” means this 2004 Long-Term Incentive Plan, as amended from time to time.

(x)    “Purchased Shares” means the shares of Common Stock purchased by a Participant pursuant to his or her exercise of an Award.

(y)    “Purchaser” means a Participant exercising an Option or Stock Purchase Right.

(z)    “Related Company” means and includes the Company and the Parent and any Subsidiaries of the Company.

(aa)    “Restricted Shares” means unvested shares of Common Stock acquired pursuant to the exercise of an Award which are subject to a Right of Repurchase.

(bb)    “Restricted Stock Units” means the right to acquire Shares in the future, with the future delivery of the Shares subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions.

(cc)    “Restricted Stock Units Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a grant of Restricted Stock Units. A Restricted Stock Units Agreement is subject to the terms and conditions of the Plan.

(dd)    “Retirement” means retirement of an Employee or Director from active employment or service with any Related Company after having attained age 60, with no intention to continue to provide services, whether as an employee, director, independent contractor or otherwise, to any other person or entity and with the intention of concluding the Employee or Director’s working or professional career.

(ee)    “Right of Repurchase” means the right of the Company to repurchase Restricted Shares issued pursuant to any Award.

(ff)    “Sale of the Company” means (i) a sale of substantially all of the assets of the Company, or (ii) a sale or transfer of voting securities of the Company to an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), in one transaction or a series of related transactions, or (iii) a consolidation or merger of the Company, in each case, as a result of which the beneficial holders of a majority of the voting power of the Company’s voting securities entitled to vote generally in the election of directors (“Voting Power”) prior to such transaction do not, directly or indirectly, beneficially hold a majority of the Voting Power (or of the voting power of the surviving or acquiring entity) after such transaction.

(gg)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(hh)    “Service” means the Participant’s performance of services for a Related Company in the capacity of an Employee, Director or Consultant.

(ii)    “Service Provider” means an Employee, Director or Consultant.

(jj)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 hereof.

(kk)    “Stock Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. A Stock Option Agreement is subject to the terms and conditions of the Plan.

(ll)    “Stock Purchase Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Purchase Right. A Stock Purchase Agreement is subject to the terms and conditions of the Plan.

(mm)    “Stock Purchase Right’ means the right of a Participant to purchase Common Stock pursuant to Section 10 hereof.

(nn)    “Subsidiary” means “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo)    “10% Stockholder” means the owner of stock (as determined under Section 424(d) of the Code) possessing more than ten percent (10%) of the voting power of all classes of stock of a Related Company.

3.    Effective Date and Term of Plan. The Plan (as amended and restated herein) shall become effective upon the date of its adoption by the Board, April 28, 2020, provided that, the terms of this Plan (as amended and restated herein) that are required to be approved by stockholders under Applicable Law (including any increase to the number of Shares which may be subject to Awards in Section 4(a) and the amendment of Section 11 relating to the Performance Awards), Nasdaq listing requirements, or otherwise, shall apply to all Awards granted on or after June 23, 2020. No Awards shall be granted under the Plan after June 23, 2030, but Awards previously granted may extend beyond that date.

4.    Stock Subject to the Plan.

(a)    Number of Shares. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to Awards and issued under the Plan is 36,000,000 Shares. The Shares may be authorized but unissued shares or treasury shares. If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grantor sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of an Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Restricted Shares are forfeited and repurchased by the Company at not more than their Exercise Price, such Shares shall become available for future Awards under the Plan. Shares which are delivered by the Participant or withheld by the Company upon the exercise of an Option under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of this Section 4(a). Notwithstanding the provisions of this Section 4(a), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Section 422 of the Code. Subject to adjustment under Section 12, no more than 36,000,000 shares shall be available for issuance as Incentive Stock Options under the Plan.

(b)    Per-Participant Limit. No Participant may be granted Awards in any one fiscal year of the Company to purchase or otherwise acquire more than 3,000,000 Shares.

(c)    Non-Employee Director Limit. Notwithstanding anything in Section 4(b) to the contrary, the maximum number of Shares subject to Awards granted under this Plan or any other equity plan maintained by the Company during a single fiscal year of the Company to any Director who is not an Employee of the Company, taken together with any cash fees paid to such Director during the fiscal year, may not exceed $500,000 in total value. The value of any Award for purposes of this Section 4(c) shall be determined by reference to the grant date fair value of such Award used by the Company for financial reporting purposes and shall exclude the value of any dividends or dividend equivalents paid pursuant to an Award granted in a prior fiscal year.

5.    Administration of the Plan.

(a)    Administration by Committee. The Plan will be administered by a committee (the “Committee”) composed solely of two (2) or more members of the Board that satisfy the independence requirements of the applicable national securities exchange which serves as the principal trading market for the Common Stock and of other Applicable Laws; provided, however, that unless otherwise prohibited by Applicable Law the Board, acting through a majority of its independent directors, may itself exercise any or all of the powers and responsibilities assigned to the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. Unless the Board shall determine otherwise, and to the extent necessary to comply with Applicable Law, each member of the Committee shall also satisfy the requirements of a “non-employee director” for purposes of Rule16b-3 of the Exchange Act,. The Board may designate one or more directors as a subcommittee who may act for the Committee if necessary to satisfy the requirements of this Section 5(a).

(b)    General Powers of the Committee. The Committee shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. To the extent permitted by applicable law, the Committee may delegate to one or more employees of the Company the power to grant Awards and exercise such other powers under the Plan as the Committee may determine; provided, however, that the Committee shall fix the maximum number of shares issuable to any one Participant pursuant to Awards granted by such employee. No director or person acting pursuant to the authority delegated by the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

(c)    Other Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority in its discretion:

i.	to determine the Fair Market Value;

ii.	to select the Service Providers to whom Awards may from time to time be granted hereunder;

iii.	to determine the number of Shares to be covered by each Award granted hereunder;

iv.	to approve forms of agreement for use under the Plan;

v.

to determine the terms and conditions of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price or Purchase Price, the time or times when an Award may be exercised (which may be based on performance criteria), any vesting, acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

vi.	to determine whether and under what circumstances an Award may be settled in cash instead of Common Stock;
vii.

to reduce the Exercise Price or Purchase Price of any Award to the then current Fair Value Market if the Fair Market Value of the Common Stock covered by such Award has declined since the date the Award was granted (with stockholder approval);

viii.	to initiate an Option Exchange Program (with stockholder approval);

ix.	to prescribe, amend and rescind rules and regulations relating to the Plan; and

x.	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan.

6.    Option Eligibility.

(a)    Nonstatutory Stock Options, Stock Purchase Rights, Restricted Stock Units and other stock-based awards (other than Incentive Stock Options) may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b)    Each Option shall be designated in the Stock Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair

Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Related Companies) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(b), Incentive Stock Options shall be taken into account in the order in which they were granted, except as otherwise provided in the Code or regulations issued thereunder. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

7.    Term of Option. The term of each Option shall be stated in the Stock Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a 10% Stockholder, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Stock Option Agreement.

8.    Option Exercise Price and Consideration.

(a)    The Exercise Price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Committee; provided, however, that in the case of an Incentive Stock Option granted to a 10% Stockholder, the Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of grant, and provided further that in the case of an Incentive Stock Option granted to any other Employee, the Exercise Price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(b)    For Options issued prior to December 13, 2007, the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee (and, in the case of an Incentive Stock Option, shall be determined at the time of grant and set forth in the Stock Option Agreement). Such consideration may consist of (i) cash or a check payable to the Company, (ii) a promissory note of the Participant, (iii) when the Common Stock is registered under the Exchange Act other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (v) any combination of the foregoing methods of payment.

(c)    For Options issued on or after December 13, 2007, the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee (and, in the case of an Incentive Stock Option, shall be determined at the time of grant and set forth in the Stock Option Agreement). Such consideration may consist of (i) cash or a check payable to the Company; (ii) a promissory note of the Participant; (iii) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (iv) when the Common Stock is registered under the Exchange Act, consideration received by the Company under a “net exercise” arrangement pursuant to which the number of Shares issued to the Participant in connection with the Participant’s exercise of the Option is reduced by the Company’s retention of a portion of the Shares otherwise issuable in connection with such exercise having a Fair Market Value (determined as of the date of the exercise notice) equal to the aggregate exercise price of the Shares as to which such Option is being exercised; or (v) any combination of the foregoing methods of payment.

9.    Exercise of Option.

(a)    Procedure for Exercise. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Committee and set forth in the Stock Option Agreement. Unless the Committee provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

(b)    An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Stock Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Stock Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.

(c)    Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and sale under the Option, by the number of Shares as to which the Option is exercised.

(d)    Termination of Service. If a Participant terminates Service other than by reason of the Participant’s death, Disability or Retirement, such Participant may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for three months following the Participant’s termination of Service. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan unless the Committee has determined that all or part of the unvested portion of the Option will continue to vest following termination of Service, in which case the Shares covered by the portion of the Option that will continue to vest will not revert to the Plan until the vesting of those Shares is no longer possible. If, after termination of Service, the Participant does not exercise his or her Option within the time specified by the Committee in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)    Disability of Participant. If a Participant terminates Service as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for 24 months following the Participant’s termination of Service as the result of the Participant’s Disability. If, on the date of termination of Service, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan unless the Committee has determined that all or part of the unvested portion of the Option will continue to vest following termination of Service, in which case the Shares covered by the portion of the Option that will continue to vest will not revert to the Plan until the vesting of those Shares is no longer possible. If, after termination of Service, the Participant does not exercise his or her Option within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(f)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Stock Option Agreement to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement) by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for 24 months following the Participant’s termination of Service because of death. If, at the time of death, the Participant is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan on the last day of the 12th month following the date of the Participant’s death unless the Committee earlier determines that all or part of the unvested portion of the Option will become vested as of the date of the Participant’s death and/or will continue to vest following the death of the Participant, in which case the Shares covered by the unvested portion of the Option will not revert to the Plan until the vesting of those Shares is no longer possible. If the Option is not so exercised within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(g)     Retirement of Participant. If a Participant terminates Service as a result of Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for 24 months following the Participant’s termination of Service as the result of the Participant’s Retirement. If, on the date of termination of Service, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan unless the Committee has determined that all or part of the unvested portion of the Option will continue to vest following termination of Service, in which case the Shares covered by the portion of the Option that will continue to vest will not revert to the Plan until the vesting of those Shares is no longer possible. If, after termination of Service, the Participant does not exercise his or her Option within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h)    Unvested Shares. The Committee shall have the discretion to grant Options which are exercisable for Restricted Shares. Should the Participant terminate Service or fail to satisfy performance objectives while holding such Restricted Shares, the Company shall have a Right of Repurchase, at the Exercise Price paid per Share or such other price determined by the Committee and set forth in the Stock Option Agreement, with respect to any or all of those Restricted Shares. The terms upon which such Right of Repurchase shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased Shares) shall be established by the Committee and set forth in the Stock Option Agreement or other document evidencing such repurchase right.

(i)    Automatic Extension of Post-Termination Exercise Periods. For Options issued on or after December 13, 2007, the period of time during which a Participant may exercise an Option after he or she terminates Service pursuant to this Section 9 or as specified in any Stock Option Agreement (the “Post-Termination Exercise Period”) shall be extended by the amount of time, if any, during the Post-Termination Exercise Period when the effectiveness of any registration statement covering the issuance of Shares under the Plan is suspended for any reason; provided, however, that in no event shall the Post-Termination Exercise Period be extended beyond the expiration of the stated term of the Option.

10.    Stock Purchase Rights, Restricted Stock Units and Other Stock-Based Awards.

(a)    Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Committee determines that it will offer Stock Purchase Rights under the Plan, it shall advise the Participant in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid (including par value) if any, and the time within which such person must accept such offer.

(b)    Company Right of Repurchase. Unless the Committee determines otherwise, the Stock Purchase Agreement shall grant the Company a Right of Repurchase exercisable upon the termination of the Purchaser’s Service with the Company for any reason (including death or disability) or upon the failure to satisfy any performance objectives or other conditions specified in the Stock Purchase Agreement. Shares issued as Restricted Shares may not be sold, assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Committee in the Stock Purchase Agreement, for such period as the Committee shall determine. The purchase price for Restricted Shares repurchased pursuant to the Right of Repurchase shall be the purchase price paid by the Purchaser or such other price determined by the Committee and set forth in the Stock Purchase Agreement, and may be paid by cancellation of any indebtedness of the Purchaser to the Company. The Righto Repurchase shall lapse upon such conditions or at such rate as the Committee may determine and set forth in the Stock Purchase Agreement.

(c)    Each certificate for Restricted Shares shall bear an appropriate legend referring to the Right of Repurchase and other restrictions and shall be deposited by the stockholder with the Company together with a stock power endorsed in blank. Any attempt to dispose of Restricted Shares in contravention of the Right of Repurchase and other restrictions shall be null and void and without effect. If Restricted Shares shall be repurchased by the Company pursuant to the Right of Repurchase, the stockholder shall forthwith deliver to the Company the certificates for the Restricted Shares, accompanied by such instrument of transfer, if any, as may reasonably be required by the Company. If the Company does not exercise its Right of Repurchase, such Right of Repurchase shall terminate and be of no further force and effect.

(d)    The Committee may in its discretion waive the surrender and cancellation of one or more Restricted Shares (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule or other conditions applicable to those Restricted Shares. Such waiver shall result in the immediate vesting of the Purchaser’s interest in the Restricted Shares as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Purchaser’s termination of Service or the attainment or non-attainment of the applicable conditions.

(e)    Other Provisions. The Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion.

(f)    Restricted Stock Units. The Committee may also grant Restricted Stock Units with such terms and conditions as the Committee shall determine. A Participant may not vote the Shares represented by a Restricted Stock Unit, but (notwithstanding Section 13(c) of the Plan to the contrary) a Restricted Stock Unit Award may provide a Participant with the right to receive dividend equivalent payments with respect to the Common Stock subject to the Award (both before and after such Common Stock is vested).

(g)    Other Stock-Based Awards. The Committee shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Committee may determine, including the grant of Shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

11.    Performance-Based Awards.

(a)    General. Subject to the terms of the Plan, the Committee shall have the authority to establish and administer performance-based grant, exercise, and/or vesting conditions and Performance Goals (as defined in Section 11(b) below) with respect to such Awards as it considers appropriate, which Performance Goals must be satisfied, as determined by the Committee, before the Participant receives or retains an Award or before the Award becomes exercisable or nonforfeitable, as the case may be. Prior to a sale of the Company, the Committee may exercise its discretion in a uniform and non-discriminatory manner for similarly-situated Participants to reduce (but not increase) any Award otherwise payable under this Plan in accordance with objective or subjective factors if necessary or appropriate to limit the amount payable under an Award to an amount consistent with the purposes of the Plan and the intended economic benefits of participation in the Plan. The Committee’s determination will be final and conclusive.

(b)    Performance Goals. Performance goals (the “Performance Goals”) will be based exclusively on one or more of the following business criteria determined with respect to the Company and its Subsidiaries on a group-wide basis or on the basis of Subsidiary, business platform, or operating unit results, on a GAAP or non-GAAP basis: (i) earnings per share (on a fully diluted or other basis), (ii) pretax or after tax net income, (iii) operating income, (iv) gross revenue, (v) profit margin, (vi) stock price targets or stock price maintenance, (vii) working capital, (viii) free cash flow, (ix) cash flow, (x) return on equity, (xi) return on capital or return on invested capital, (xii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xiii) economic value added, (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, license signings, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures or other operational goals, (xv) total shareholder return, or (xvi) any combination of these measures as determined by the Committee.

(c)    Each Performance Goal may be expressed in absolute and/or relative terms or ratios and may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, divisions, platforms, operating units and/or other business unit) and/or the past or current performance of other companies. In the case of earnings-based measures, Performance Goals may use comparisons relating to capital (including, but not limited to, the cost of capital), cash flow, free cash flow, shareholders’ equity and/or shares outstanding, or to assets or net assets.

(d)    The Committee shall determine the period for which Performance Goals are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan (the “Performance Period”). Performance Periods may be of varying and overlapping durations, but each such period shall not be less than 12 months.

(e)    The Committee may specify in an Award that Performance Goals shall be adjusted to include or exclude the effect of: unusual or infrequent events, changes in accounting principles, material litigation, material judgments, material settlements, currency exchange rate fluctuations, changes in corporate tax rates, and the impact of acquisitions, divestitures, and discontinued operations.

12.    Adjustments Upon Changes in Capitalization or Dissolution or Sale of the Company.

(a)    Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the per-Participant limit set forth in Section 4(b) and the Non-Employee Director Limit set forth in Section 4(c), (iii) the number and class of securities and exercise price per share subject to each outstanding Award, (iv) the price per share at which outstanding Restricted Shares may be repurchased pursuant to a Right of Repurchase and (v) the terms of each other outstanding Award shall automatically be proportionately adjusted on a pro rata basis.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for a Participant to have the right to exercise his or her Award until 15 days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Committee may provide that any Right of Repurchase applicable to any Restricted Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed dissolution or liquidation of the Company.

(c)    Sale of the Company. Except as otherwise provided in any Stock Option Agreement, Stock Purchase Agreement, Restricted Stock Unit Agreement or other document evidencing such rights, in the event of a Sale of the Company when any unexercised Award, Restricted Stock Unit, or Restricted Shares remain outstanding, the Committee may in its discretion apply one or more or any combination of the following provisions:

i.

the Committee may provide that outstanding Awards or Restricted Shares shall be assumed or an equivalent option, right, unit or restricted stock substituted by the successor entity or a Parent or Subsidiary thereof; or the Committee may, subject to the provisions of clauses (iv) and (v) below, after the effective date of the Sale of the Company, permit a holder of an Award immediately prior to such effective date, upon exercise or payment of the Award, to receive in lieu of Shares of Common Stock, shares of stock or other securities or consideration as the holders of Common Stock received pursuant to the terms of the Sale of the Company; or

ii.

the Committee may waive any discretionary limitations imposed with respect to an Award so that some or all Options, Restricted Stock Units or Stock Purchase Rights, from and after a date prior to the effective date of the Sale of the Company as specified by the Committee, are exercisable or payable in full and any Restricted Shares shall cease to be subject to restrictions in whole or in part; or

iii.

the Committee may cause any outstanding Awards to be canceled as of the effective date of the Sale of the Company, provided that notice of cancellation is given to each holder of an Award, and each holder of an Award has the right to exercise the Award in full prior to or contemporaneous with the effective date of such Sale of the Company; or

iv.

the Committee may cause any outstanding Awards to be canceled as of the effective date of the Sale of the Company, provided that notice of such cancellation is given to each holder of an Award, and each holder of an Award has the right to exercise the Award, to the extent exercisable in accordance with any limitations imposed thereon, prior to or contemporaneous with the effective date of such Sale of the Company.

13.    General Provisions Applicable to Awards. Every Award and all Shares issued pursuant to the Plan shall be subject to the following provisions:

(a)    Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Committee makes the determination granting such Award, or such other date as is determined by the Committee. The Committee will give notice of the determination to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

(b)    No Rights to Employment or Other Status. Neither the Plan nor any Award shall confer upon any Participant any rights with respect to continuing in Service with any Related Company, nor shall the Plan or any Award interfere in any way with the Participant’s right or the Related Company’s right to terminate the Participant’s Service at any time, with or without cause.

(c)    Rights as a Stockholder. Except as otherwise provided by the Committee with respect to dividend equivalent payments for Restricted Stock Units: (i) until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of an Award; (ii) the Company shall issue (or cause to be issued) the Shares promptly after an Award is duly exercised; and (iii) no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 hereof.

(d)    Acceleration. The Committee may at any time provide that any Awards shall become immediately exercisable in full or in part or that any Restricted Shares shall be free of restrictions or conditions in full or in part or otherwise realizable in full or in part, as the case may be.

(e)    Buyout Provisions. The Committee may at any time and from time to time offer to buy out for a payment in cash or Shares any Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the holder of such Award at the time such offer is made.

(f)    Conditions on Delivery of Shares. The Company shall not be obligated to deliver any Shares pursuant to the Plan or to remove any restrictions from Shares previously delivered under the Plan, until (i) all conditions of the Award have been met or removed to the satisfaction of the Committee, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied in accordance with Applicable Laws; and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of Applicable Laws.

(g)    Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or different type, changing the expiration date or Exercise Price or Purchase Price, providing for continued vesting of the Award following termination of Service or converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action would not materially and adversely affect the Participant.

(h)    Withholding Taxes. Each Participant shall pay to the Company, or make provisions satisfactory to the Committee for payment of, any taxes required by Applicable Laws to be withheld in connection with any Awards to the Participant no later than the date of the event creating the tax liability. Except as the Committee may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by Applicable Laws, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(i)    Cancellation and Forfeiture for Misconduct, Clawback Policy. Notwithstanding the terms of any Award or other provision of the Plan in the event of any Misconduct by the Participant or Purchaser (whether before or after the termination of Service), (i) all Awards granted to the Participant shall be terminated and the holder thereof shall have no further rights thereunder (ii) all Shares then held by the Participant or Purchaser (or any successor) which were acquired by the Participant or Purchaser (or any successor) pursuant to an Award under the Plan shall thereupon be (or revert to being) Restricted Shares and shall be subject to a Right of Repurchase exercisable by the Company and (iii) the Participant or Purchaser (or any successor) shall pay to the Company, within 10 business days of the Company’s request therefor, the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) received by the Participant or Purchaser (or any successor) upon the sale or other disposition of, or distributions in respect of, any Award under the Plan and any Shares acquired in respect thereof. The purchase price for Shares repurchased by the Company pursuant to the Right of Repurchase pursuant to this Section 13(i) shall be equal to the lesser of (i) the purchase price originally paid by the Participant or Purchaser for such Shares or (ii) the Fair Market Value of such Shares as of the date of the repurchase. The following shall constitute “Misconduct” by an Participant or Purchaser: (i) the unauthorized use or disclosure of the confidential information or trade secrets of any Related Company which use or disclosure causes material harm to the Related Company; (ii) conviction of a crime involving moral turpitude, deceit, dishonesty or fraud; (iii) gross negligence or willful misconduct of the Participant or Purchaser with respect to any Related Company; or (iv) the breach by the Participant or Purchaser of any material term of an agreement with a Related Company including covenants not to compete and not to solicit, and provisions relating to confidential information and intellectual property rights. In addition, Awards and Shares (and proceeds therefrom) obtained pursuant to or upon exercise of such Awards are subject to forfeiture, setoff, clawback, recoupment or other recovery if the Committee determines in good faith that such action is required by Applicable Law or Company policy as amended from time to time.

(j)    Limits on Transferability of Awards. An Incentive Stock Option shall be exercisable only by the participant during his or her lifetime and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Participant’s death. With the permission of the Committee, a Nonstatutory Stock Option, Stock Purchase Right, Restricted Stock Unit or Shares may be assigned in whole or in part during the Participant’s lifetime to one or more members of the Participant’s family or to a trust established exclusively for one or more such family members or to the Participant’s former spouse, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquired a proprietary interest in the Nonstatutory Stock Option, Stock Purchase Right, Restricted Stock Unit or Shares pursuant to the permitted assignment. The terms applicable to such assigned portion shall be the same as those in effect for the Nonstatutory Stock Option, Stock Purchase Right, Restricted Stock Unit or Shares immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate. Notwithstanding the foregoing, the Participant may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Awards under the Plan, and those Awards shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards. Such beneficiary or beneficiaries shall take the transferred Awards subject to all terms and conditions of the applicable agreement evidencing each such transferred Award, including (without limitation) the limited time period during which Awards may be exercised following the Participant’s death.

(k)    Documentation. Each Award shall be evidenced by a written instrument in such form as the Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan. The Committee may, in its sole discretion, deliver any documents related to an Award by electronic means, request that a Participant consent to participate in the Plan by electronic means (including an on-line or electronic system established and maintained by the Company or a third party designated by the Company), or provide in the terms of an Award that a Participant shall be deemed to accept the Award unless the Participant notifies the Company, in writing, that the Participant rejects the Award within a time period specified by the Committee.

(l)    Committee Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly.

(m)    Compliance with Code Section 409A. It is the intention of the Company that this Plan and each Award comply with and be interpreted in accordance with Section 409A of the Code, the United States Department of Treasury regulations, and other guidance issued thereunder, including any applicable exemptions (collectively, “Section 409A”). Each payment in any series of payments provided to a Participant pursuant to this Plan or an Award will be deemed separate payment for purposes of Section 409A. If any amount payable under this Plan or an Award is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account applicable exemptions) and such amount is payable upon a termination of employment, then such amount shall not be paid unless and until the Participant’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that the Participant is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, then any nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Participant as a result of the Participant’s separation from service during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Participant’s date of death, or (y) the first day of the seventh month following the Participant’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(n)    Foreign Jurisdictions. To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate employees of the Company.

14.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination. Except as otherwise provided by the Plan, no amendment, alteration, suspension or termination of the Plan shall materially and adversely impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

15.    Reservation of Shares. The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

16.    Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

17.    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

Adopted by the Board:	April 28, 2020

Approved by Stockholders:	June XX, 2020

001CSN4478

PEGA 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., EDT, on June 23, 2020.
Online Go to www.envisionreports.com/PEGA or scan the QR code — login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/PEGA
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card 1234 5678 9012 345
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 5 and AGAINST Proposal 4. 1. To elect to our Board of Directors the eight nominees named in this proxy statement, each for a term of one year.
For Against Abstain 01 - Alan Trefler 04 - Richard Jones 07 - Sharon Rowlands For Against Abstain 02 - Peter Gyenes 05 - Christopher Lafond 08 - Larry Weber For Against Abstain 03 - Ronald Hovsepian 06 - Dianne Ledingham
For Against Abstain
2. To approve, by a non-binding advisory vote, the compensation of our named executive officers.
4. To consider, if properly presented at the meeting, a stockholder proposal regarding simple majority voting.
For Against Abstain
3. To approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan.
5. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890                J N T 84AM 460928
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 0399VB

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/PEGA
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Pegasystems Inc. + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2020 Annual Meeting of Stockholders
The undersigned stockholder of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 8, 2020 and hereby appoints Alan Trefler and Kenneth Stillwell, or any one or more of them, proxies and attorneys-in-fact with full power of substitution to each other for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Pegasystems at the Annual Meeting of its Stockholders to be held on June 23, 2020 at One Rogers Street, Cambridge, Massachusetts at 10:00 a.m., Eastern Daylight Time, or any adjournment or postponement thereof. Any of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2, 3 AND 5 AND “AGAINST” PROPOSAL 4.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE “FOR” THE NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2, 3 AND 5 AND “AGAINST” PROPOSAL 4.
C Non-Voting Items
Change of Address — Please print new address below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 5 and AGAINST Proposal 4.
1. To elect to our Board of Directors the eight nominees named in this proxy statement, each for a term of one year.
For Against Abstain 01 - Alan Trefler 04 - Richard Jones 07 - Sharon Rowlands For Against Abstain 02 - Peter Gyenes 05 -Christopher Lafond 08 - Larry Weber For Against Abstain 03 - Ronald Hovsepian 06 - Dianne Ledingham For Against Abstain
2. To approve, by a non-binding advisory vote, the compensation of our named executive officers.
4. To consider, if properly presented at the meeting, a stockholder proposal regarding simple majority voting.
For Against Abstain
3. To approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan.
5. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
1UPX 460928
0399WB

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Pegasystems Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2020 Annual Meeting of Stockholders
The undersigned stockholder of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 8, 2020 and hereby appoints Alan Trefler and Kenneth Stillwell, or any one or more of them, proxies and attorneys-in-fact with full power of substitution to each other for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Pegasystems at the Annual Meeting of its Stockholders to be held on June 23, 2020 at One Rogers Street, Cambridge, Massachusetts at 10:00 a.m., Eastern Daylight Time, or any adjournment or postponement thereof. Any of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2, 3 AND 5 AND “AGAINST” PROPOSAL 4.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE “FOR” THE NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2, 3 AND 5 AND “AGAINST” PROPOSAL 4.